Exhibit_10.1

Lease

[Name of MPT entity]

and

BMI Healthcare Limited

and

Circle Health Holdings Limited

of land and buildings at [Property details]

NOTE: This document is a conformed copy produced for information purposes only. The original lease dated 31 July 2006 and the deeds of variation to the lease dated 14 December 2018 or 3 June 2019 (as applicable) and 16 June 2020 should be referred to for all legal purposes.

ii

LR1. Date of lease	31 July 2006
LR2. Title number(s)

LR2.1 Landlord's title number(s)

The tile number(s) out of which this lease is granted.  Leave blank if not registered.

GM457473 (FH)

GM31452 (FH)

GM808975 (FH)

GM876339 (FH)

LR2.2 Other title numbers

Existing title number(s) against which entries of matter referred to in LR9, LR10. LR11 and LR13 are to be made.

LR3. Parties to this lease

Give full names, addresses and company's registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix. For foreign companies give territory in which incorporated.

Landlord

[Name of MPT entity]

Tenant

BMI HEALTHCARE LIMITED (No. 2164270) whose registered office is at 1st Floor 30 Cannon Street, London, England, EC4M 6XH

Other parties

Guarantor

CIRCLE HEALTH HOLDINGS LIMITED (Company number 10543098) whose registered office is at 32 Welbeck Street, London W1G 8EU

LR4. Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. Clause 1.35

LR5. Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

In LR5.2, omit or delete those Acts which do not apply to this lease.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

LR5.2 This lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

From and including 31 July 2006

To and including 30 October 2031

NOTE: There is also a reversionary lease dated 14 December 2018 on materially the same terms as this lease and which has a term running from and including 31 October 2031 to and including 30 October 2050 (the “Reversionary Lease”).

There are two Tenant options to renew the lease for an additional term of five years each. The first new lease will commence on the date immediately following the expiry of the Reversionary Lease and will be on the terms and in the form of the Reversionary Lease save in respect of rent. The second new lease will commence on the date immediately following the expiry of the first new lease and will be on the terms and in the form of the Reversionary Lease save in respect of rent.

LR7. Premium Specify the total premium, inclusive of any VAT where payable.	None
LR8. Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This Lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1 Tenant's contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant's covenant to (or offer to) surrender this lease

None

LR9.3 Landlord's contractual rights to acquire this lease

None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

None
LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.	LR11.1 Easements granted by this lease for the benefit of the Property None LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property None
LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge	None

LR13. Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in schedule 4 to the Land Registration Rules 2003.

None

LR14. Declaration of trust where there is more than one person comprising the Tenant

If the Tenant is one person, omit or delete all the alternative statements.

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

Not applicable

LAND REGISTRY

LAND REGISTRATION ACT 2002

THIS LEASE is made on the date specified in clause LR1 and between the parties specified in clause LR3

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS
1.1	In this Lease the following words and expressions have the following meanings:

"Act of Insolvency" means in relation to a corporate body that:

(a)	a proposal is made for a voluntary arrangement, or a voluntary arrangement is implemented, under Part I of the Insolvency Act 1986 (referred to as the "Act" in the remainder of this definition) or
(b)	any formal step is taken under the Act by it or a holder of a qualifying floating charge (as defined in the Act) to place it into administration or
(c)	an administrator is appointed under Schedule B1 of the Act or
(d)	a receiver and (or) manager or administrative receiver is appointed whether under Part III of the Act or otherwise or
(e)	it goes into liquidation as defined in section 247(2) of the Act (other than a voluntary winding up solely for the purpose of amalgamation or reconstruction while solvent) or
(f)	a provisional liquidator is appointed under section 135 of the Act or
(g)	a scheme of arrangement is made under Part 26 of the Companies Act 2006 and the paragraphs above shall also apply in relation to a partnership or limited partnership (as defined in the Partnership Act 1890 and the Limited Partnerships Act 1907 respectively) subject to the modifications referred to in the Insolvent Partnerships Order 1994 (SI 1994/2421) (as amended) and to a limited liability partnership (as defined in the Limited Liability Partnerships Act 2000) subject to the modifications referred to in the Limited Liability Partnerships Regulations 2001 (SI 2001/1090)

and in relation to an individual that:

(a)

an application is made for an interim order or a proposal for a voluntary arrangement is made under Part VIII of the Act or the taking of any steps in connection with any other compromise or arrangement for the benefit of his creditors

(b)	a bankruptcy petition is presented to the court or his circumstances are such that a bankruptcy petition could be presented under Part IX of the Act or
(c)	he enters into a deed of arrangement

and for the avoidance of doubt "Act of Insolvency" includes any similar or equivalent step or proceeding which may be taken pursuant to the legislation of another jurisdiction in relation to a tenant incorporated or domiciled in such relevant jurisdiction

1.2

“Advisers” means, with respect to a person, its professional advisers, including its legal, property and financial advisers, valuers, insurance brokers, underwriters, accountants, bankers, auditors and consultants

1.3

“Affiliate” means, with respect to a person:  (a) any other person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, that person; and (b) any Related Funds of that person

1.4	“Authorised Guarantee Agreement” means an authorised guarantee agreement as described in section 16 of the Landlord and Tenant (Covenants) Act 1995
1.5

"Business Day" means a day on which clearing banks in the City of London are (or would be but for a strike lockout or other stoppage affecting particular banks or banks generally) open during banking hours and "Business Days" shall be interpreted accordingly

1.6	“Care Act” means the Health and Social Care Act 2008
1.7	“Circle Group” means Circle Health Holdings Limited (Company number 10543098) and its subsidiaries from time to time
1.8

"Conduits" means all conduits sewers drains mains ducts pipes gutters watercourses wires cables fibres channels flues and all other conducting media including any fixings louvres cowls and any other ancillary apparatus

1.9

“Confidential Information” means the information, received by the Landlord from the Tenant in accordance with clause 4.25 and Schedule 4, and including information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach of undertaking or duty of confidentiality by the party receiving such information;
(b)	is identified in writing at the time of disclosure as non-confidential by the party disclosing such information; or
(c)

is known before the date the information is disclosed to it or is lawfully obtained after that date and which, as far as the recipient is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

1.10

“Control” means, in relation to a person, the power to direct or cause the direction of the management and policies of that person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” shall be construed accordingly;

1.11	“Deed of Variation” means a deed of variation to this Lease dated 14 December 2018 and made between (1) [Name of MPT entity] and (2) BMI Healthcare Limited
1.12	"Development" has the meaning given by section 55 of the Town and Country Planning Act 1990
1.13

"Environment" means all or any of the following media: namely air water and land and including such media within any buildings or other natural or man-made structures above on or below ground and any living organisms or systems

1.14

"Environmental Law" means European Community legislation (including any legally binding regulation or directive) the common law legislation (including without limitation subordinate legislation legally binding statutory guidance and any order or notice made pursuant to such legislation) any by-law or judgement or order of any court or administrative tribunal in each case relating to the protection of the Environment matters affecting human health and safety the health of other living organisms and/or disposal spillage release emission or migration of any Hazardous Substance and any legally binding code of practice procedure or standard compliance with which is required in order to discharge any duty or to conform with any legally binding practice recommended by any governmental or regulatory body in relation to any matter referred to in this definition

1.15	“EPC” means both an energy performance certificate and a recommendation report (as each term is defined in The Energy Performance of Buildings (England and Wales) Regulations 2012)
1.16

"Group Company" means any company which is for the time being a subsidiary or a holding company or another subsidiary of the holding company in each case within the meaning of section 1159 of the Companies Act 2006 which section shall for this purpose be deemed not to have been amended by subsequent legislation

1.17	"Hazardous Substance" means any substance including any waste which is capable of causing material harm to the Environment
1.18

"Interest" means interest both before and after any judgement at the Interest Rate then prevailing during the period beginning on the date on which the relevant payment is due and ending on the date on which the relevant payment is received by way of cleared funds

1.19

"Interest Rate" means three per cent. above the base lending rate from time to time in force of Barclays Bank or such other bank which is a member of CHAPS Limited as the Landlord may from time to time reasonably nominate in writing

1.20	"Landlord" means the party described as the Landlord in clause LR3 and includes the party for the time being entitled to the reversion immediately expectant on the determination of the Term
1.21	"Landlord and Tenant Act" means the Landlord and Tenant Act 1954
1.22	“Landlord Group Company” means a Group Company of the Landlord but excluding the Tenant and any Tenant Group Company
1.23	“Landlord’s Energy Management Costs” means:
(a)

the costs of the Landlord of acquiring allowances of any nature and paying all present and future taxes, duties, or assessments of any nature relating to the supply or consumption of energy, or relating to emissions consequential upon that supply or consumption (and whether those emissions are direct or indirect); and

(b)	the reasonable costs of the Landlord of:
(i)	monitoring the supply and consumption of energy and such emissions; and
(ii)	gathering and processing information relating to the supply and consumption of energy and to such emissions and in this definition “Landlord” means the group of undertakings of which the Landlord is a member for the purposes of such allowances or taxes

1.24	"Lease" means this lease and any document which is made supplemental to this lease
1.25	“MPT Group” means MPT Operating Partnership, L.P (a company incorporated in Delaware with company number 3701429) and its subsidiaries from time to time
1.26

"Net Internal Area" means the total area expressed in square feet or square metres measured in accordance with the Code of Measuring Practice published on behalf of The Royal Institution of Chartered Surveyors current at the date when it is required to be determined

1.27	"Operating Standards" means the national minimum standards from time to time applicable to the Premises, being at the date of the Deed of Variation:
(a)	in England, the standards authorised pursuant to section 23 of the Health and Social Care Act 2008
(b)	in Wales, the standards authorised pursuant to section 23 of the Care Standards Act 2000
(c)	in Scotland, the standards authorised pursuant to section 10H of the National Health Service (Scotland) Act 1978
1.28	"Payment Day" means the 1st day of each month
1.29

"Permit" means any consent approval authorisation permission permit licence registration or notification required under any statute (including Environmental Law) in respect of the Premises and/or the Tenant's Assets or the use to which the Premises and/or the Tenant's Assets are being put

1.30

"Permitted Part" means such part or parts of the Premises as are capable of separate occupation (each with the benefit of the use of such common parts as may be appropriate) provided that such parts in total will not comprise more than twenty per cent (20%) of the Net Internal Area of the Premises as at the date of such occupation and save that (i) any areas underlet (for the location and use of scanning equipment and/or other special clinical or other diagnostic services) pursuant to Clause 4.11(j) and/or any areas of shared occupation in accordance with Clause 4.11(k) and/or any areas subject to licences to occupy in accordance with Clause 4.11(l) will be disregarded when calculating the said 20% limit and (ii) if at the date of the Supplemental Deed there exist any underleases or licences then the Tenant is entitled to renew or regrant all or any such underleases or licences provided that this does not result in the total Net Internal Area of the Premises so underlet exceeding more than forty per cent (40%) of the Net Internal Area of the Premises as at the date of such occupation.

1.31	"Permitted Underlease" means an underlease which:
(a)	is granted without any fine or premium being paid either to the landlord or to the tenant
(b)	reserves a rent not less than the then open market rent of the Permitted Part subject to such rent free periods and other incentives as may then be usual in the open market
(c)	incorporates provisions for the uplift of open market rent at intervals not greater than five (5) years
(d)

is (so far as is consistent with an underlease) in a form substantially the same as this Lease except that: (i) further subletting shall be prohibited (save that one further subletting shall be permitted in respect of an underlease of non-clinical space); (ii) payment of the Principal Rent shall be excluded; (iii) clause 4.9 shall be excluded; (iv) clause 4.25 shall be excluded; (v) Clause 11 shall be excluded; and (vi) Schedules 2, 4, 5, 7, 8, 9 and 10 shall be excluded, and

(e)	is validly excluded from the operation of sections 24-28 of the Landlord and Tenant Act
1.32

"Permitted User" means use as an acute care hospital with or without rehabilitation facility or other medical facility within Use Class C2, D1 and B1(b) of the 1987 Order and such ancillary uses as reasonably required by the Tenant

1.33	"Plan" means the plan attached to this Lease (if any)
1.34

"Planning Acts" means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 the Planning and Compulsory Purchase Act 2004 and any other legislation relating to town and country planning in force from time to time

1.35	"Premises" means the land and buildings known as [Property details] and includes:
(a)	all soil subsoil substrata surface and groundwater beneath the Premises
(b)	the foundations piles and all other load-bearing structures supporting the Premises
(c)	all additions and improvements to the Premises
(d)

all the Landlord's fixtures and fittings of every kind which shall from time to time be in or upon the Premises (whether originally affixed or fastened to or upon the Premises or otherwise) except any such fixtures installed by the Tenant that can be removed from the Premises without defacing the Premises

(e)

all Conduits in on under or over the Premises and all electrical and mechanical installations plant equipment and machinery including (without limitation) lifts heating plant air conditioning plant and ventilation plant and boundary walls or fences and references to the "Premises" in the absence of any provision to the contrary include any and every part of the Premises

1.36	"Principal Rent" has the meaning given to it in Schedule 2 (Rent Review)
1.37

“Related Fund” means any lease of any of the properties (except the Property) listed in Schedule 3 to the Supplemental Deed subsisting at the relevant time which is vested legally and beneficially in or the Tenant's interest is held by a member of the Circle Group and the immediate reversion to which is vested legally and beneficially in or the Landlord's interest is held by a member of the MPT Group.

1.38

“Related Lease” means any lease of any of the properties (except the Property) listed in Schedule 3 to the Supplemental Deed subsisting at the relevant time which is vested legally and beneficially in or the Tenant's interest is held by a member of the Circle Group and the immediate reversion to which is vested legally and beneficially in or the Landlord's interest is held by a member of the MPT Group

1.39	"Rent Commencement Date" means the date hereof
1.40	"Rents" means the Principal Rent and the other payments reserved as rent and referred to in clause 3

1.41

“Representative” means, with respect to a person, its employees, officers, directors, representatives, members, partners, prospective partners, investors, investment managers, investment advisers, management companies, capital sources and its and their Advisers

1.42	“Reversionary Lease” means the lease in respect of the Premises dated on or about the date of the Deed of Variation and made between the same parties hereto;
1.43	“Security Power of Attorney” means a power of attorney in the form set out in Schedule 8;
1.44

“Senior Charge” means the first ranking charge dated on or around the date of the Deed of Variation granted by the Tenant in favour of the Landlord in respect of its rights, title and interest from time to time in and to each of the Call Option Assets (as defined in Schedule 6)

1.45	"Services" means water sewerage gas electricity steam hydraulics telephone telecommunications and other services of whatever nature
1.46

"Supplemental Deed" means a supplemental deed to the Lease and the Reversionary Lease dated 16 June 2020 and made between (i) [Name of MPT entity], (ii) BMI Healthcare Limited and (iii) Circle Health Holdings Limited

1.47	"Surety" means any party who enters into covenants with the Landlord pursuant to clause 4.11 and in the case of an individual his personal representatives
1.48	“Tax Authority” means any taxing or other authority competent to impose, administer or collect any tax
1.49	"Tenant" means the party described as the Tenant in clause LR3 and includes the Tenant's successors in title and assigns
1.50

"Tenant's Assets" means all the Tenant's right title and interest in all equipment contents and other assets and choses in action situate in or at the Premises or used in connection with or otherwise referable to the Permitted User of the Premises (including any replacements or substitutions for or additions thereto during the Term)

1.51	“Tenant Group Company” means a Group Company of the Tenant but excluding the Landlord and any Landlord Group Company
1.52

“Tenant Group Loan Agreement” means the senior facility agreement dated 23 December 2019 between, inter alia, Circle Health 4 Limited and Ares Management Limited as Arranger, Agent and  Security Agent as amended, supplemented, varied, novated, restated, replaced, renewed and/or refinanced from time to time.

1.53	"Term" means the term specified in clause LR6
1.54	"Value Added Tax" and "VAT" each mean value added tax or any other tax of a similar nature that may be substituted for or levied in addition to it in each case at the rate current from time to time
1.55	"1987 Order" means the Town and Country Planning (Use Classes) Order 1987.
2.	INTERPRETATION
2.1	The schedules form part of this Lease

2.2

Where the Landlord or the Tenant for the time being are two or more persons obligations expressed or implied to be made by or with such party are deemed to be made by or with such persons jointly and severally

2.3	Words importing one gender include all other genders and words importing the singular include the plural and vice versa
2.4

Rights expressed to be reserved in favour of the Landlord shall be deemed to extend to any superior landlord and any mortgagee of the Landlord or the superior landlord (as applicable) and all persons authorised by the Landlord and by any superior landlord or mortgagee of the Landlord or the superior landlord (as applicable) including its or their agents professional advisers contractors and workmen

2.5

Save where inconsistent with the express provisions of this Lease any covenants by the Tenant not to do an act or thing shall be deemed to include an obligation not to knowingly permit or suffer such act or thing to be done

2.6

Any provisions in this Lease referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of any mortgagee of the Landlord or the superior landlord (as applicable) where such consent is required but nothing in this Lease shall be construed as implying that any obligation is imposed upon any such mortgagee or any superior landlord not unreasonably to refuse or delay any such consent or approval

2.7

Unless otherwise expressly provided any references to a specific statute include any statutory extension or modification amendment or re-enactment of such statute and any regulations instruments or orders made under such statute and any general reference to "statute" or "statutes" includes EC directives decisions and regulations and any regulations instruments orders or other directions made under such statute or statutes

2.8	References in this Lease to any clause schedule or paragraph without further designation shall be construed as a reference to a clause or paragraph of or schedule to this Lease so numbered
2.9

The clause paragraph and schedule headings and the table of contents are for ease of reference only and shall not be taken into account in the construction or interpretation of this Lease or of the clause paragraph or schedule to which they refer

2.10

References to "last year of the Term" include the last year of the Term if the Term shall determine otherwise than by effluxion of time and references to "expiry of the Term" include such other determination of the Term

2.11	The terms "parties" or "party" mean the Landlord and (or) the Tenant
2.12	References to "emergency" include where there is an immediate risk of harm or damage to persons property or the environment
2.13

References to "act or default of the Tenant" or words to similar effect shall be construed as including any omission of the Tenant and any act default or omission of any undertenant or anyone else at the Premises with the Tenant's actual or implied authority

2.14

References to "consent of the Landlord" or words to similar effect mean a consent in writing signed by or with the express authority of the Landlord and references to "approved" and "authorised" or words to similar effect mean approved as authorised in writing by or with the express authority of the Landlord

2.15	The words "including" and "in particular" are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of the words preceding them
2.16

Any payment which is due to be made under this Lease on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not)

2.17

References to any agreement, deed or instrument shall be construed so as to include that agreement, deed or instrument as amended, varied, novated, supplemented, extended and/or restated from time to time

2.18	Any word importing an individual includes a company and vice versa
2.19

References to a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing

2.20	Any reference to a person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Lease
3.	DEMISE

The Landlord demises to the Tenant the Premises to hold the Premises to the Tenant for the Term subject to and with the benefit of the matters contained or referred to in Schedule 1 yielding and paying to the Landlord:

3.1

on and from the date of the Supplemental Deed the Principal Rent payable without any deduction (save where and to the extent required by law), recoupment or set off by equal monthly payments in advance on the Payment Days in every year and proportionately for any period of less than a year the first such payment being a sum in respect of the period from and including 8 January 2020 up to and including 30 June 2020 to be paid on the date of the Supplemental Deed

3.2

in respect of the period between 31 October 2018 and 30 October 2019, the Principal Rent payable without any deduction (save where and to the extent required by law), recoupment or set off by making the payments set out in Schedule 9 to this Lease on the dates and in the amounts set out in Schedule 9 to this Lease (and for the avoidance of doubt from 31 October 2019 onwards the provisions of paragraph 3.1 shall apply)

3.3	by way of further rent:
(a)	the monies properly expended by the Landlord in insuring the Premises as detailed in paragraph 2.1 of Annex 2 of the Supplemental Deed
(b)	the payments of Interest referred to in clause 4.18
(c)	such Value Added Tax as may be chargeable on the Rents in accordance with clause 7.9
(d)	on demand any other amounts payable by the Tenant to the Landlord under this Lease
4.	THE TENANT'S COVENANTS

The Tenant covenants with the Landlord:

4.1	Rents
(a)

To pay the Rents on the days and in the manner set out or referred to in this Lease and not (save where and to the extent required by law) to exercise or seek to exercise any right or claim to make a deduction from rent or to withhold rent or any right or claim to legal or equitable set-off or recoupment

(b)	If so required in writing by the Landlord to make such payments by credit transfer
(c)

That other than as expressly provided by this Lease the Tenant’s obligations to pay the Rents and other sums due under this Lease shall be absolute, unconditional and irrevocable and the rights of the Landlord to such Rents and other sums shall be absolute, unconditional and irrevocable and the Tenant shall not (save where and to the extent required by law) be entitled to exercise any right of abatement or reduction, set-off, counterclaim, recoupment, defence or deduction with respect to any Rents or any other sum payable to the Landlord under this Lease

4.2	Outgoings
(a)

To pay and to indemnify the Landlord against all rates taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed upon the Premises or upon the owner or occupier of them excluding any payable by the Landlord occasioned by receipt of the Principal Rent, or any other sums payable to the Landlord hereunder, or any disposition of or dealing with or ownership of any interest reversionary to the interest created by this Lease and

(b)	To pay and to indemnify the Landlord against:
(i)	all charges including meter rents, connection and hire charges for all Services consumed or used at or in relation to the Premises;
(ii)

that part of the Landlord’s Energy Management Costs which the Landlord reasonably attributes to the Premises, and to comply with all requirements from time to time of the suppliers of Services to the Premises; and

(iii)	any costs incurred by the Landlord in complying with the Heat Network (Metering and Billing) Regulations 2014
4.3	Repair cleaning and decorating
(a)

Subject to clause 4.3(i) below, from the commencement of the Term to keep the Premises in good and substantial repair and condition (taking into account the age of the buildings on the Premises) and where necessary to rebuild reinstate or replace the Premises unless and to the extent that the Premises have:

(i)	been damaged or destroyed by any of the Insured Risks; and
(ii)	the insurance of the Premises is not vitiated, forfeited or avoided nor is the insurance money irrecoverable in consequence of any act or default of the Tenant

(b)

With effect from the fifth anniversary of the date of the Supplemental Deed, not less frequently than once in every five years during the Term and in the last year of the Term to redecorate the exterior of the Premises in a good and workmanlike manner and with appropriate materials of good quality provided that any change in the colours or patterns of such decoration shall in the last year of the Term require the prior written approval of the Landlord which approval shall not be unreasonably withheld or delayed

(c)

With effect from the fifth anniversary of the date of the Supplemental Deed, not less frequently than once in every five years during the Term and in the last year of the Term to redecorate the non-clinical areas of the interior of the Premises in a good and workmanlike manner and with appropriate materials of good quality provided that any change in the colours or patterns of such decoration shall in the last year of the Term require the prior written approval of the Landlord which approval shall not be unreasonably withheld or delayed

(d)

With effect from the fifth anniversary of the date of the Supplemental Deed, in every year that the major equipment within any clinical area is replaced (but not less than every 10 years of the Term) to redecorate the clinical areas of the interior of the Premises in a good and workmanlike manner and with appropriate materials of good quality provided that any change in the colours or patterns of such decoration shall in the last year of the Term require the prior written approval of the Landlord which approval shall not be unreasonably withheld or delayed

(e)

To keep any part of the Premises which may not be built upon or which is landscaped properly surfaced and/or cultivated (as appropriate) and in good condition and generally to keep the same in such condition as is not untidy nor unclean

(f)

Where the use of Conduits boundary structures or other things is common to the Premises and other property to be responsible for and to indemnify the Landlord against all proper sums due from and to undertake all work that is the responsibility of the owner lessee or occupier of the Premises in relation to those Conduits boundary structures or other things

(g)

To keep all plant machinery apparatus and equipment (including the Tenant's Assets that form part of the Premises) upon the Premises properly maintained and in good working order and repair and for that purpose to employ reputable contractors for the regular periodic inspection and maintenance of them and to renew all working and other parts as and when necessary or when recommended by such contractors and to ensure by directions to the Tenant's staff and otherwise that such plant machinery apparatus and equipment are properly operated

(h)

The Tenant’s redecorating obligations in clauses 4.2(b), 4.3(b), 4.3(c) and 4.3(d) shall not apply in respect of the last year of the Term where the Reversionary Lease is subsisting at the relevant time

(i)

The Tenant’s obligations under sub clause (a) above shall not apply to any Tenant’s Assets that form part of the Premises, except to the extent that the Tenant is obliged to repair, maintain, reinstate or replace such Tenant’s Assets pursuant to sub clause (g) above

4.4	User and Restrictions on Use
(a)	Not to use the Premises other than for a Permitted User
(b)

Not to do or allow to remain upon the Premises anything which may be or become or cause an actionable nuisance or cause damage to the Landlord or its tenants or the owners or occupiers of adjacent or neighbouring premises

(c)	Not to use the Premises for a sale by auction or for any dangerous noxious noisy or offensive trade business manufacture or occupation nor for any illegal or immoral act or purpose
(d)

Not to discharge into the Conduits serving the Premises any oil or grease or any deleterious objectionable or hazardous matter or substance and to take such measures as shall be necessary to ensure that any effluent so discharged into the Conduits will not be corrosive or otherwise harmful to the Conduits or cause obstruction or deposit in them in each case save to the extent authorised by a Permit or in the normal course of the Tenant's business relating to the Permitted User and in any event to keep the Conduits forming part of the Premises in good and proper working order and to comply with all requirements and regulations of the statutory authorities and the supply companies

(e)	Not to deposit on or adjacent to any part of the Premises any trade empties or refuse of any kind other than in proper receptacles
(f)

Not to install or use in or upon the Premises any safes goods machinery or apparatus which may strain or damage the Premises or cause structural damage to nearby premises and not to store or bring on to the Premises any article substance or liquid of a specially combustible inflammable or explosive nature save to the extent authorised by a Permit or in the normal course of the Tenant's business relating to Permitted User

(g)

Not to do anything which adversely interferes with the heating cooling or ventilation of or which imposes an additional load on any heating cooling or ventilation plant and equipment in the Premises beyond that which it is designed to bear

(h)	Not to operate the heating cooling and ventilation plant and equipment in the Premises otherwise than in accordance with the manufacturers' regulations for such plant and equipment
(i)

Not to close the whole or substantially the whole (meaning 50% or more of the Net Internal Area of the Premises) nor permit the whole or substantially the whole (as defined above) to remain vacant except:

(i)	insofar as it is necessary for the Tenant to do so by reason of destruction of or damage to the Premises by any of the Insured Risks
(ii)	as may be necessary for the carrying out with all reasonable speed of any major repairs alterations renovations or additions to the Premises as permitted under the terms of this Lease
(iii)

in so far as it is unlawful to keep it open or is otherwise necessary for the Tenant to do so by reason of any regulation or requirement or at the direction of any competent statutory or local authority and in each case for a period not exceeding six (6) consecutive months, or such longer period with the consent of the Landlord subject to the Landlord being satisfied (acting reasonably) of the Tenant’s plans to re-open or re-occupy the Premises within that period having regard to the reason for the closure and providing or paying for such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Premises from vandalism theft or unlawful occupation

4.5	Waste and Alterations
(a)	Not to:
(i)	commit any waste on or at the Premises
(ii)	unite the Premises with any adjoining premises
(iii)	make any alterations which might result in the EPC rating for the Premises being lower than the EPC rating shown on the Landlord’s current EPC immediately before such alterations would be carried out
(b)	Not to make any additions or structural alterations or any variations to the Premises which would require planning permission from the local authority under the Planning Acts without:
(i)

obtaining and complying with all the necessary permissions licences and consents of any competent authority and the insurers and paying all charges of such authority persons or bodies in respect of such permissions licences and consents

(ii)

making an application for consent to the Landlord supported by drawings (and where appropriate a specification) prepared by an architect or member of some other appropriate profession (who shall supervise the work throughout to completion) and obtaining the written consent of the Landlord pursuant to such application such consent not to be unreasonably withheld or delayed having regard to the nature of the application and the related works

(iii)

paying the proper (and in the case of the Landlord only reasonable) fees of the Landlord or any superior landlord any mortgagee and their respective professional advisers in connection with such application

(iv)

entering into such covenants as the Landlord may reasonably require as to the execution and insofar as in the reasonable opinion of the Landlord such additions alterations or variations would have an adverse impact on the reversionary value of the Premises the reinstatement of such additions alterations or variations and

(v)	indemnifying the Landlord in respect of any increased insurance costs arising as a result of such alterations being carried out
(c)

Not to make any other variations alterations or additions to the Premises without first obtaining the Landlord’s consent (not to be unreasonably withheld or delayed and the Landlord shall within a reasonable period of time indicate whether or not it shall give its consent) unless:

(i)	such variations additions or alterations relate to the interior of the Premises only; and
(ii)	such variations additions or alterations have no adverse impact on the reversionary value of the Premises; and
(iii)	such variations additions or alterations will comply with all building regulations and all other requirements of any public or statutory body; and
(iv)	when completed such variations additions or alterations will not adversely affect the structural integrity of the Premises; and

(v)	the Tenant complying with the Approved Works Covenants in Schedule 5 in relation to the execution of such variations additions or alterations; and
(vi)	the Tenant indemnifies the Landlord in respect of any increased insurance costs arising as a result of such variations additions or alterations being carried out; and
(vii)	such variations additions or alterations are architecturally integrated and consistent with the Premises as then existing
(d)

As soon as reasonably practicable following completion of any variations alterations or additions for which the Landlord’s consent is not required under clause 4.5(c) to give written notice to the Landlord of any such variations additions or alterations together with details of the same and a statement of the reasons for the proposed works together with copies of all plans and drawings relating thereto

(e)

In respect of any variations alterations and additions carried out by the Tenant during the Term to supply to the Landlord on reasonable written demand floor plans services drawings and such other information as the Landlord may from time to time reasonably require in order to satisfy itself as to the layout content and other details of the Premises

4.6	Aerials Signs and Advertisements
(a)

Not to install any additional pole mast wire aerial dish or screen nor additional equipment on any existing pole mast wire aerial (whether in connection with telephonic radio or television communication or otherwise) upon the Premises without consent to such installation having previously been obtained from the relevant competent authority and (if applicable) subject to clause 4.5

(b)	Not to fix to or exhibit or display on the outside of or to or through any window of the Premises or anywhere on the Premises any:
(i)	advertising hoarding without first obtaining the Landlord's consent (which shall not be unreasonably withheld or delayed) and any requisite planning permission
(ii)	any signs placards notices posters or advertisements except those which are reasonably required in connection with the business carried on at the Premises
(c)	The Landlord hereby consents to any such items as are referred to in clauses 4.6(a) and 4.6(b) which are in existence at the Premises as at the date of this Lease
4.7	Obstruction and Loading and Unloading

Not to do anything whereby any road path forecourt or other area over which the Tenant may have rights of access or use may be damaged or the proper and lawful use thereof by others may be improperly obstructed in any way

4.8	Statutory Obligations and Fire Precautions
(a)

At the Tenant's own expense to execute all works and provide and maintain all arrangements upon or in respect of the Premises and/or the Tenant's Assets or the use to which the Premises and/or the Tenant's Assets are being put that are required in order to comply with the requirements of any statute (including for the avoidance of doubt Environmental Law) or any government department local authority other public or competent authority environmental authority or court of competent jurisdiction regardless of whether such requirements are imposed on the Landlord the Tenant or the occupier

(b)	At the Tenant's own expense and without limiting the obligations set out earlier in this clause 4.8:
(i)

to comply in all respects with the provisions of any statutes and any other obligations imposed by law or by any by-laws applicable to the Premises and/or the Tenant's Assets or Operating Standards or in regard to carrying on the business for the time being carried on at the Premises and

(ii)	to comply with the requirements and recommendations of the fire authority in relation to fire precautions affecting the Premises
4.9	Permits
(a)

To obtain and maintain all the Permits necessary to carry out the Permitted User as then carried on at the Premises and on the termination of the Lease (except if the Reversionary Lease is subsisting at the relevant time) to take all reasonable steps to ensure that all such Permits are (at the reasonable direction of the Landlord) duly transferred to the extent that the Tenant is lawfully entitled to do so to the Landlord or to any other person nominated by the Landlord or surrendered insofar as those Permits can only be held in relation to the Premises and cannot be held by the Tenant or any employee of the Tenant thereafter in relation to the Tenant’s business or the business of any Group Company of the Tenant

(b)

Subject to clause 4.9(c), to notify the Landlord as soon as reasonably practicable of any regulatory notice or legal proceedings (or threat of such notice or proceedings) against the Tenant relating to any matter affecting the Premises and to provide the Landlord with copies of any correspondence notices proceedings or other documents relating thereto where requested in writing by the Landlord

(c)

Clause 4.9(b) shall not extend to any regulatory notice or legal proceedings (or threat of such notice or proceedings) relating to the Tenant’s business at the Premises save where the Tenant is required to give notice of such matters pursuant to clause 4.25

4.10	Access to Landlord and Notice of Repair
(a)

To permit the Landlord and its employees (or agents in respect of (i) and (ii) only) on no less than 7 Business Days prior written notice (except in case of emergency in which case no notice shall be necessary) and during reasonable times (or at any time in case of emergency):

(i)	to enter upon the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been observed and performed
(ii)	to inspect the state of repair and condition of the Premises (including the carrying out of insurance inspections and valuations and in connection with any rent review)
(iii)	to give to the Tenant or leave upon the Premises a notice specifying any breach by the Tenant of the terms of this Lease and requesting the Tenant as soon as practicable to remedy the same and in doing so the Tenant shall be entitled to accompany the Landlord or others permitted to enter in a manner which does not interfere with the exercise of the covenant to permit entry otherwise provided in this clause 4.10(a)

(b)	As soon as reasonably practicable to remedy any breach specified by a notice given to the Tenant or left upon the Premises pursuant to clause 4.10(a)(iii)

(c)	If:
(i)

in respect of any Landlord’s notice pursuant to clause 4.10(a)(iii) which is served prior to the fifth anniversary of the date of the Supplemental Deed, within four months (or such longer period as may be: (a) reasonably required to obtain all regulatory consents, planning permissions and similar approvals necessary for the carrying out of such works; or (ii) reasonable having regard to the nature of the works required as shall be agreed between the Landlord and Tenant) of the service of such a notice the Tenant shall not have commenced and be proceeding diligently with the execution of the work referred to in the notice or shall have failed to complete the work within twelve months (or such longer period as may be reasonable having regard to the nature of the works required as shall be agreed between the Landlord and the Tenant); or

(ii)

in respect of any Landlord’s notice pursuant to clause 4.10(a)(iii) which is served on or after the fifth anniversary of the date of the Supplemental Deed, within two months (or such shorter period as may be reasonable in the case of emergency or such longer period as may be reasonable having regard to the nature of the works required as shall be agreed between the Landlord and Tenant) of the service of such a notice the Tenant shall not have commenced and be proceeding diligently with the execution of the work referred to in the notice or shall have failed to complete the work within four months (or such longer period as may be reasonable having regard to the nature of the works required as shall be agreed between the Landlord and the Tenant), in either case, to permit the Landlord to enter the Premises to execute such work as may be necessary to comply with the notice subject to the Landlord complying with the Tenant’s reasonable security and clinical requirements having regard to the Permitted User and to the Landlord causing as little damage as reasonably practicable to the Premises and the Tenant’s Assets and to pay to the Landlord the proper and reasonable costs of so doing and all proper and reasonable expenses incurred by the Landlord (including legal costs and surveyor’s fees) (together with Interest) within ten Business Days of a written demand such sums being reasonable either as a debt or rent in arrears at the option of the Landlord

4.11	Dealings
(a)	Not save as hereafter permitted to:
(i)	hold the Premises expressly or impliedly on trust for another person
(ii)	part with possession of the Premises
(iii)	share possession or occupation of the Premises with another person
(b)	Not to assign or charge a part (as distinct from the whole) of the Premises
(c)	Not to underlet the whole of the Premises
(d)	Not to assign the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld) provided that:
(i)	for the purposes of section 19(1A) of the Landlord and Tenant Act 1927:

(A)	the Landlord shall be entitled to withhold consent to a proposed assignment where the proposed assignee is not a Qualifying Assignee and/or where any of the Prohibited Circumstances apply and
(B)	the Landlord shall be entitled to grant its consent to a proposed assignment subject to all or any of the Conditions for Assignment and
(C)	provided further that the Landlord shall be entitled to withhold consent to a proposed assignment on other grounds or grant consent subject to further conditions where it is reasonable to do so, and

For the purposes of this clause 4.11(d) the following terms shall have the following meanings:

(ii)	"Qualifying Assignee" means an assignee:
(A)

whose financial strength (taking into account any guarantees and other security for the performance by the assignee of the tenant covenants under this Lease (other than any Authorised Guarantee Agreement) is in the reasonable opinion of the Landlord at least equivalent to the financial strength of the Tenant and any Surety (taking into account the value of any other security for the performance of the tenant covenants of the Lease by the Tenant) at:

(aa)	either the date of the Deed of Variation or (if such is the case) the date this Lease was assigned to the Tenant or
(bb)	the date of the application for licence to assign

whichever is the greater

(B)

the assignment of the Lease to whom will not in the reasonable opinion of the Landlord detrimentally affect the value of the Landlord's reversion immediately expectant upon the determination of the Term

(C)

which in the reasonable opinion of the Landlord has demonstrated that it or the group of which the assignee is a member is an entity which is or is recognised within the hospital industry as a leading company or group in the management or operation of hospitals and/or other operations contemplated by the Permitted Use

(iii)	"Prohibited Circumstances" means the following circumstances:
(A)	where in the Landlord's reasonable opinion there is an outstanding material breach of any tenant covenant in this Lease
(B)	where the proposed assignee enjoys diplomatic or state immunity
(C)	where the proposed assignee is not resident in a jurisdiction where reciprocal enforcement of judgments exists
(iv)	"Conditions for Assignment" means the following conditions:
(A)	the payment of all Rents and other sums which have fallen due under this Lease prior to the date of the assignment, but in the case of sums other than the Principal Rent only to the extent that the Landlord has notified the Tenant in writing not less than 5 Business Days prior to the date of the assignment of the fact that such sums are outstanding

(B)

the payment of all Principal Rent which has fallen due under any Related Lease prior to the date of the assignment provided that following any Permitted Assignment to an entity which is not a member of the Circle Group this sub clause (B) will no longer apply

(C)

that where the consent of any superior landlord or mortgagee of the Landlord or the mortgagee of any superior landlord is required to the proposed assignment such consent is obtained and any lawfully imposed conditions of such consent are satisfied

(D)

that the proposed assignee covenants by deed with the Landlord in such form as the Landlord may reasonably require that with effect from the date of the assignment the proposed assignee will pay the Rents and observe and perform all the provisions of this Lease to be observed and performed by the Tenant

(E)	that the Tenant enters into an Authorised Guarantee Agreement in the form set out in the Schedule 3
(F)

that any person who has guaranteed the obligations of the Tenant under this Lease (otherwise than by way of an Authorised Guarantee Agreement) and whose guarantee is subsisting immediately before completion of the instrument of the assignment enter into a sub-guarantee of the obligations of the Tenant contained in an Authorised Guarantee Agreement entered into pursuant to clause 4.11(d)(iv)(E), such sub-guarantee to be in the form provided for by Schedule 3

(G)

that any guarantor for the proposed assignee reasonably required by the Landlord covenants as a primary obligation by deed with the Landlord to observe and perform all the covenants on the part of the Tenant contained in this Lease in the form (mutatis mutandis) of Schedule 3 or such other form as the Landlord may reasonably require

(H)

that the assignee has first granted a Security Power of Attorney in favour of the Landlord and any other persons holding a superior interest in the Premises or this Lease including any superior landlord and the mortgagee of the Landlord and any superior landlord and has delivered to the Landlord (or such other person as aforesaid) such Security Power of Attorney

(I)

that the assignee has first granted a first ranking charge, effective from the date of assignment of this Lease, over all of the proposed assignee’s rights, title and interest of in all chattels, equipment, fittings and moveable contents situate in or at the Premises or used exclusively in connection with or otherwise referable to the permitted user of the Premises (including any Call Option Assets that may be transferred to the proposed assignee pursuant to paragraph 4.11 of Schedule 6) in favour of the Landlord in substantially the same form as the Senior Charge with such amendments as the parties thereto may agree (each acting reasonably)

(J)

that to the extent that the assignee is to grant on completion of the assignment security over the Call Option Assets to its secured lenders that assignee has first entered into an intercreditor agreement with its secured lenders (or their agent) and the Landlord in form and substance reasonably acceptable to the Landlord

(K)	that the Reversionary Lease is also assigned to the proposed assignee concurrently with the assignment of this Lease
(L)	that save where the assignment is required due to either:
(1)

a Competition and Markets Authority direction: (i) pursuant to the approval process being carried out as at the date of the Supplemental Deed and/or (ii) issued during the period from circa 1 January 2020 to the date of the Supplemental Deed; or

(2)	applicable law or statutory/regulatory requirement (but for the avoidance of doubt not any future Competition and Markets Authority approval process),

((1) and (2) each being a "Permitted Assignment")

all Related Leases are also assigned to the proposed assignee concurrently with the assignment of this Lease provided that following any Permitted Assignment to an entity which is not a member of the Circle Group this sub-clause (L) will no longer apply

(e)

Not to charge the whole of the Premises except to a bank or similar financial institution and with the prior written consent of the Landlord (which will not be unreasonably withheld or delayed).  The Tenant shall not be permitted to charge the whole of the Premises unless the Reversionary Lease is also charged to the same bank or financial institution concurrently with the charging of the Premises.

(f)	Not to underlet a Permitted Part of the Premises except by way of a Permitted Underlease with the prior written consent of the Landlord (which will not be unreasonably, withheld) and further:
(i)

unless the proposed undertenant has first covenanted by deed with the Landlord in such form as the Landlord may reasonably require that with effect from the date of the underlease and during the term of the underlease the undertenant will:

(A)	observe and perform all the provisions of the underlease to be observed and performed by the undertenant and
(B)	not assign the underlease without the prior written consent of the Landlord (which will not be unreasonably withheld or delayed); or
(ii)

(where the proposed undertenant is a corporate body and the Landlord reasonably so requires) without first procuring either covenants by deed with the Landlord in the form (mutatis mutandis) set out in Schedule 3 from two individuals who are or a corporate body which is acceptable to the Landlord as guarantor or an alternative form of security reasonably acceptable to the Landlord

(g)	To enforce and not to waive or vary the provisions of a Permitted Underlease and to operate at the relevant dates of review the rent review provisions contained in an underlease
(h)	Not to accept a surrender of part only of the premises demised by any Permitted Underlease without the prior written consent of the Landlord (which will not be unreasonably withheld)
(i)	Not to vary the terms of any Permitted Underlease without the prior written consent of the Landlord (not to be unreasonably withheld or delayed)
(j)

Without prejudice to the Tenant’s ability to underlet Permitted Parts, not to grant underleases of areas for the location and use of scanning equipment and/or other special clinical or diagnostic services unless

(i)	the Tenant has entered into an agreement with the proposed undertenant to carry out the scanning work and use the scanning equipment at the Premises; and
(ii)	such underleases are:
(A)	for a term of no more than 10 years;
(B)	validly excluded from the provisions of sections 24 to 28 of the Landlord and Tenant Act;
(C)	in respect of an area comprising no more than twenty per cent of the total floor area of the Premises; and
(D)	otherwise comply with the requirements of this Lease in respect of underlettings
(k)

Notwithstanding any other provision of this Lease the Tenant may share occupation of the whole or part of the Premises with a Tenant Group Company in a manner which does not transfer or create a legal estate or create security of tenure or prevents vacant possession of the Premises being given:

(i)	for so long as the party shares occupation it remains a Tenant Group Company and
(ii)	within ten Business Days of the commencement of such sharing the Tenant notifies the Landlord of the Tenant Group Company and the address of its registered office and
(iii)	within ten Business Days of the termination of such sharing the Tenant notifies the Landlord of such termination
(l)	Notwithstanding any other provisions of this Lease not to grant licences to occupy except for a period of up to 12 months to
(i)	consultants, GPs, dentists, physiotherapists and their administrative and secretarial staff working at the Premises and

(ii)	retail concessions

in each case in a manner which does not transfer or create a legal estate or create security of tenure nor prevent vacant possession of the Premises being given

(m)

Within 20 Business Days of any assignment charge underlease or any transmission or other devolution relating to the Premises (or any extension, amendment or variation of an existing assignment charge underlease or any transmission or other devolution) to give written notice thereof to the Landlord's solicitors together with two certified copies of the relevant document and to pay the Landlord's solicitors' reasonable charges for the registration of every such document plus Value Added Tax

4.12	Landlord's Costs

To pay to the Landlord and to indemnify the Landlord against all proper (and reasonable in respect of paragraph (a) below) costs fees charges disbursements and expenses (including without prejudice to the generality of the above those payable to counsel solicitors surveyors and bailiffs or enforcement officers) incurred by the Landlord in relation to:

(a)

every application made by the Tenant for a consent approval or licence required by the provisions of this Lease unless the same is unlawfully or unreasonably withheld or delayed or offered subject to some unlawful or unreasonable condition

(b)

the service of a notice under section 146 or section 147 of the Law of Property Act 1925 or incurred by or in reasonable contemplation of proceedings under sections 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by relief granted by the court

(c)	the recovery or attempted recovery of arrears of the Rents or other sums due from the Tenant and the enforcement or remedy of any breach of the Tenant's covenants under this Lease
(d)

any steps taken in contemplation of or in connection with the preparation and service of a schedule of dilapidations during or after the expiry of the Term but which relates to dilapidations caused or occurring during the Term

4.13	The Planning Acts
(a)

Not to commit any breach of the Planning Acts and to comply with the provisions and requirements of the Planning Acts that affect the Premises whether as to the Permitted User or otherwise and to indemnify and keep the Landlord indemnified both during and after the expiry of the Term against all liability (including costs and expenses) incurred as a result of any breach occurring during the Term

(b)

At the expense of the Tenant to obtain all planning permissions and to serve all such notices as may be required for the carrying out of any operations or user on the Premises which may constitute Development (or for the reinstatement rebuilding or replacement of the Premises following damage by Insured Risks) PROVIDED THAT no application for planning permission shall be made without the prior written consent of the Landlord and such consent of the Landlord as required in this clause 4.13(b) is not to be unreasonably withheld or delayed where under the provisions of this Lease the consent of the Landlord is:

(i)	not required; or

(ii)	cannot be unreasonably withheld

in respect of the matters the subject of the application PROVIDED THAT notwithstanding the foregoing provisions the Landlord shall be entitled to withhold consent where the implementation of such planning permission would or would be likely to create or give rise to any tax or other fiscal liability for the Landlord and the Tenant fails to indemnify the Landlord against such liability having first been asked in writing to do so

(c)

Subject only to any statutory direction to the contrary to pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of the carrying out or maintenance of any such operations or the commencement or continuance of any such user

(d)	Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Premises or any change of use until:
(i)	all necessary permissions and consents under or pursuant to the Planning Acts have been obtained and produced to the Landlord and
(ii)

the Landlord (acting reasonably) has acknowledged that every necessary planning permission is acceptable to it the Landlord being entitled to refuse to acknowledge its acceptance of a planning permission only on the grounds that any condition contained in it or any period referred to in it would be or be likely to be materially prejudicial to the Landlord's interest in the Premises whether during or after the expiry of the Term

(e)	Unless the Landlord shall otherwise direct to carry out and complete before the expiry of the Term:
(i)	any works stipulated to be carried out to the Premises by a date subsequent to such expiry as a condition of any planning permission granted for any Development commenced during the Term and
(ii)	any Development commenced during the Term upon the Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts
(f)

Not to object to any application for planning permission that the Landlord or a Landlord Group Company may make whether jointly or alone in respect of any adjoining or neighbouring property except where such planning permission if granted would be adverse to the Tenant's legitimate business interests

(g)	In relation to community infrastructure levy (or any similar or replacement charge or levy) to:
(i)	pay any community infrastructure levy (or any similar or replacement charge or levy);
(ii)

serve a notice assuming liability (and provide a copy of such notice to the Landlord) and not withdraw it (or carry out such equivalent or similar steps as may be required or permitted in relation to any similar or replacement charge or levy); and

(iii)	indemnify the Landlord against all liabilities arising out of community infrastructure levy (or any similar or replacement charge or levy),

in each case in respect or by reason of any works carried out at the Premises (except for works carried out by the Landlord)

(h)	The obligations contained in clause 4.13(e) shall not apply at the expiry of the Term where the Reversionary Lease is subsisting at the relevant time
4.14	Indemnities

To be responsible for and to keep the Landlord fully indemnified against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of any act omission or negligence of the Tenant or any person at the Premises expressly or impliedly with the Tenant's authority or out of any breach or non-observance by the Tenant of the covenants conditions or other provisions of this Lease or any of the matters to which this demise is subject but:

(a)	the Landlord shall as soon as practicable notify the Tenant in writing of any claims and shall supply copies of relevant documents and correspondence;
(b)	the Landlord shall (at Tenant’s cost) take reasonable commercial steps to mitigate the Landlord’s liability in respect of such matter; and
(c)	the Landlord shall not admit any liability or settle or compromise any such matter without first obtaining the Tenant’s approval in writing such approval not to be unreasonably withheld or delayed
4.15	Disposal Boards and Viewing

To permit the Landlord upon reasonable written notice:

(a)

at all reasonable times during the last six months of the Term (except where the Reversionary Lease is subsisting at the relevant time) and at any time thereafter to enter upon the Premises and affix and retain upon any reasonable external part of the Premises a notice of a reasonable size for re-letting the Premises and

(b)

at all reasonable times during the Term to enter upon the Premises and affix and retain upon any reasonable part of the Premises a notice of a reasonable size for the sale of the Landlord's reversion or of any superior interest and during each such period or periods to permit upon 5 Business Days prior notice persons with the written authority of the Landlord or its agent at reasonable times of the day to view the Premises without interruption provided they are accompanied by the Tenant or its agent provided always that the Landlord shall in exercising those rights use reasonable endeavours to avoid causing disruption to the business carried on at the Premises

4.16	Encroachments

To take all necessary steps to prevent any new window light opening doorway path passage right or other encroachment or easement being made or acquired in against out of or upon the Premises and to notify the Landlord as soon as reasonably practicable in writing if any such encroachment or easement shall be made or acquired (or attempted to be made or acquired) and at the request of the Landlord to adopt such means as shall be required to prevent such encroachment or the acquisition of any such easement

4.17	Yield Up

At the expiry or sooner determination of the Term (except where the Reversionary Lease is subsisting at the relevant time):

(a)	to yield up the Premises in accordance with the terms of this Lease
(b)

to remove all placards signs notices fascias boards name-plates and advertisements fixed or exhibited by the Tenant in or upon the Premises and immediately to make good to the reasonable satisfaction of the Landlord any damage caused by such removal and

(c)	to give up all keys of the Premises to the Landlord
(d)

to provide the Landlord with a copy of the most recent asbestos survey and associated documents held by the Tenant pursuant to its duties under Regulation 4 of the Control of Asbestos at Work Regulations 2002 and to deliver to the Landlord all original health and safety files in accordance with the Construction (Design and Management) Regulations 2015

4.18	Interest on Arrears
(a)	If the Tenant shall fail to pay:
(i)	the Rents (whether formally demanded or not); or
(ii)	any other sum due under or pursuant to this Lease

within five Business Days for so long as BMI Healthcare Limited (No. 2164270) is the Tenant under this Lease or otherwise within two days of the date on which payment was due to pay to the Landlord Interest on the Rents or other such sum and such Interest shall be deemed to be and shall be recoverable as rent in arrear

(b)

That nothing in the preceding clause 4.18(a) shall entitle the Tenant to withhold or delay any payment of the Rents or any other sum due under this Lease after the date upon which they fall due or in any way prejudice affect or derogate from the rights of the Landlord in relation to such non-payment including (but not limited to) the proviso for re-entry contained in this Lease

(c)

That for the purposes of clause 4.18(a) sums shall be deemed to be unpaid where the Landlord properly refuses to accept payment to avoid waiving the right of forfeiture and/or waiving a breach of covenant on behalf of the Tenant

4.19	Statutory Notices

To give full particulars to the Landlord of any notice direction order or proposal for the Premises made given or issued to the Tenant by any local or public authority within ten (10) Business Days of receipt and if so required by the Landlord to produce it to the Landlord and without delay and at the cost of the Tenant to take all necessary steps to comply with such notice direction or order and at the request of the Landlord and the cost of the Tenant to make or join with the Landlord in making such objection or representation against or in respect of any notice direction order or proposal as the Landlord shall reasonably deem expedient provided that the Tenant shall not be required to join the Landlord in making such representation if to do so would be contrary to the Tenant's bona fide commercial interests

4.20	Defective Premises

To give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise and at all times to display and maintain all necessary notices which the Landlord may from time to time reasonably require to be displayed at the Premises

4.21	Compliance with Title

To perform observe and comply with the rights easements privileges restrictions covenants stipulations and other matters contained or referred to in Schedule 1

4.22	Consents
(a)

To procure that all such authorities registrations licences and consents as may be necessary for carrying on the actual use (being a Permitted User) of the Premises from time to time (the "Consents") are maintained in force and renewed and to pay all fees and duties in relation thereto

(b)

Not to make any alterations to the Premises or vary the operation of the business conducted at the Premises in accordance with the terms of this Lease without the consent (when required) of the CQC (as defined in Schedule 4) or other relevant dispensing power in respect of all Consents

4.23	Registration at the Land Registry
(a)	To use its reasonable endeavours to procure that:
(i)	the Tenant is registered at the Land Registry as proprietor of this Lease as soon as practicable and
(ii)	all rights granted or reserved by this Lease are properly noted against the affected titles and
(iii)	deliver to the Landlord within ten days of registration official copies of the registered title evidencing registration of this Lease
(b)

Promptly on the expiry or sooner determination of the Term to apply to the Land Registry to close the registered title and to cancel the registration of all rights granted or reserved by this Lease and any note of this Lease registered against the Landlord's title

4.24	EPCs
(a)

To allow the Landlord and all others authorised by the Landlord to have access to all documentation, data and information in the Tenant’s possession or under its control that is reasonably required in order for the Landlord to:

(i)	prepare an EPC in respect of the Premises; and
(ii)	comply with any duty imposed upon the Landlord under The Energy Performance of Buildings (England and Wales) Regulations 2012,

and to co-operate with the Landlord and any person so authorised so far as is reasonably necessary to enable them to carry out such functions

(b)

Not to obtain or commission an EPC in respect of the Premises unless required to do so by The Energy Performance of Buildings (England and Wales) Regulations 2012 or otherwise with the prior consent of the Landlord such consent not to be unreasonably withheld or delayed.

(c)	If an EPC is required in respect of the Premises, to obtain such EPC from an assessor approved by the Landlord (acting reasonably) or to pay the Landlord’s reasonable costs of obtaining such EPC
(d)	To provide free of charge to the Landlord a copy of any EPC that the Tenant obtains in respect of the Premises
4.25	Information

To provide the Landlord with the information specified in Schedule 4 at the times and intervals set out in Schedule 4.

5.	THE LANDLORD'S COVENANTS

The Landlord covenants with the Tenant that:

5.1

the Landlord shall permit the Tenant peaceably and quietly to hold and enjoy the Premises during the Term without any interruption or disturbance from or by the Landlord or by any person lawfully claiming through under or in trust for the Landlord and

5.2	on the date of an assignment of this Lease in accordance with clause 4.11, the Landlord shall release and cancel the security constituted by the Senior Charge
6.	INSURANCE

The Landlord shall insure the Premises in accordance with the provisions of Annex 2 of the Supplemental Deed and the Landlord and the Tenant shall each perform their respective obligations and conditions in Annex 2 of the Supplemental Deed.

7.	PROVISOS
7.1	Re-entry
(a)	If and whenever during the Term:
(i)

the Principal Rent (under this Lease or under any Related Lease) is outstanding for more than ten (10) Business Days (the Principal Rent Default Period) after becoming due whether formally demanded or not (provided that if any two or more payments of Principal Rent (whether under this Lease or a Related Lease) have been outstanding for more than ten (10) Business Days in the immediately preceding twelve month period then the Principal Rent Default Period shall be reduced to three (3) Business Days but only for so long as the foregoing proviso applies after which the Principal Rent Default Period will increase back to ten (10) Business Days) and provided that following a Permitted Assignment to an entity which is not a member of the Circle Group the above references will be limited to the Principal Rent under the Lease and not also the Principal Rent under any Related Lease or

(ii)

the Rents (or any part of them) under this Lease (other than the Principal Rent) is outstanding for more than ten (10) Business Days (the Rents Default Period) after becoming due and written demand having been made (provided that if any two or more payments of the Rents other than the Principal Rent (whether under this Lease or a Related Lease) have been outstanding for more than ten (10) Business Days in the immediately preceding twelve month period then the Rents Default Period shall be reduced to three (3) Business Days but only for so long as the foregoing proviso applies after which the Rents Default Period will increase back to ten (10) Business Days) and provided that following a Permitted Assignment to an entity which is not a member of the Circle Group the above references will be limited to the Rents (other than the Principal Rent) under the Lease and not also to the Rents (other than the Principal Rent) under any Related Lease or

(iii)	there is a breach by the Tenant of any covenant or other term of this Lease or any document expressed to be supplemental to this Lease or
(iv)	the Tenant or the Surety commits or permits an Act of Insolvency then subject to clause 7.1(b) and (c) the Landlord may at any time prior (in the case of (i), (ii) and (iii) above) to such Principal Rent or Rents being paid or the breach having been made good re-enter the Premises or any part of them in the name of the whole at any time and even if any previous right of re-entry has been waived and then the Term will absolutely cease but without prejudice to any rights or remedies which may have accrued to the Landlord against the Tenant in respect of any breach of covenant or other term of this Lease including the breach in respect of which the re-entry is made

(v)
(A)

(1) six or more leases (which were, when terminated, Related Leases) have been terminated and/or (in any combination) (2) the relevant landlord has a right and intention to terminate six or more such Related Leases (and for this purpose only the landlord shall, in addition to the rights set out in clause 7.1(a), be deemed also to have a right to terminate if the Tenant (or the tenant of a Related Lease) is in breach of Clause 11.2 (or the equivalent provision in the Related Lease)), provided that, for the purposes of this clause only, the right of the relevant landlord to terminate any such Related Leases shall, in relation to a breach of clause 4.3, only arise where the Tenant is also in breach of its obligations under clause 4.10(c);

(B)

(1) leases (which were, when terminated, Related Leases) have been terminated and/or (in any combination) (2) the relevant landlord has a right and intention to terminate such Related Leases (and for this purpose only the landlord shall, in addition to the rights set out in clause 7.1(a), be deemed also to have a right to terminate if the Tenant (or the tenant of a Related Lease) is in breach of Clause 11.2 (or the equivalent provision in the Related Lease)) and the aggregate Principal Rent payable (or which would, but for such termination, have been payable) under such leases is equal to or greater than 25% of the aggregate Principal Rent payable (or which would, but for such termination, have been payable) under all leases which were, at the date of the Supplemental Deed, Related Leases; or

(C)

(1) leases (which were, when terminated, Related Leases) have been terminated and/or (in any combination) (2) the relevant landlord has a right and intention to terminate such Related Leases (and for this purpose only the landlord shall, in addition to the rights set out in clause 7.1(a), be deemed also to have a right to terminate if the Tenant (or the tenant of a Related Lease) is in breach of Clause 11.2 (or the equivalent provision in the Related Lease)) and the aggregate Tenant EBITDAR earned (or which would, but for such termination, have been earned) by the tenant of such leases is equal to or greater than 25% of the aggregate Tenant EBITDAR earned (or which would, but for such termination, have been earned) by the tenants of all leases which were, at the date of the Supplemental Deed, Related Leases.

Provided that termination shall (i) where the Related Lease relates to property located in England or Wales not be permitted if the Landlord has terminated and the Tenant has applied for relief against re-entry or forfeiture until the court has finally disposed of the Tenant’s application and (ii) where the Related Lease relates to property located in Scotland only occur where the Landlord has terminated by serving on the Tenant a notice of irritancy and a Scottish court has granted decree in an action for declarator of irritancy at the instance of the Landlord against the Tenant.

And provided further that Clause 7.1(a)(v) shall no longer apply following any Permitted Assignment to an entity which is not a member of the Circle Group.

(b)

The Landlord shall not exercise the right of re-entry pursuant to clause 7.1(i) or (ii) without first giving not less than ten (10) Business Days’ written notice (the Notice Period) to the Tenant of its intention to exercise such right of re-entry such notice to provide full details of all amounts of Principal Rent and other Rents outstanding and the relevant lease or leases under which such amounts are due (whether such lease or leases be this Lease or a Related Lease) provided that if any two or more payments of Principal Rent or other Rents (whether under this Lease or a Related Lease or Related Leases) have been outstanding for more than ten (10) Business Days in the immediately preceding twelve month period then the Notice Period shall be reduced to three (3) Business Days but only for so long as the foregoing proviso applies after which the Notice Period will increase back to ten (10) Business Days

(c)

The Landlord shall give written notice (including, without limitation, the same period of written notice as detailed at clause 7.1(b) regarding non-payment of the Principal Rent or other Rents) to any mortgagee of the Tenant of which the Landlord has prior written notice prior to exercising the right of re-entry contained in this Lease.

7.2	Rights and Easements

The operation of section 62 of the Law of Property Act 1925 shall be excluded from this Lease and save as expressly hereby granted the Tenant shall not by virtue of this Lease be deemed to have acquired or be entitled to and the Tenant shall not during the Term acquire or become entitled to by any means whatever any easement from or over or affecting any other land or premises now or at any time after the date of this Lease belonging to the Landlord or any Group Company of the Landlord and not comprised in this Lease

7.3	Exclusion of Use Warranty

Nothing in this Lease or in any consent granted by the Landlord under this Lease shall imply or warrant that the Premises may lawfully be used under the Planning Acts for the purpose authorised in this Lease or any purpose subsequently authorised

7.4	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease

7.5	Tenant's Property

If after the Tenant has vacated the Premises on the expiry of the Term any property of the Tenant remains in or on the Premises and the Tenant fails to remove it within 21 Business Days after being requested in writing by the Landlord to do so or if after using all reasonable endeavours the Landlord is unable to make such a request to the Tenant within 28 Business Days from the first attempt so made by the Landlord:

(a)	the Landlord may as the agent of the Tenant sell such property
(b)

the Landlord shall (subject to clause 7.5(c) below) forthwith after such sale pay to the Tenant the proceeds of such sale after having deducted the reasonable and proper fees and expenses incurred by or on behalf of the Landlord in connection with such sale

(c)

if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain such proceeds of sale absolutely unless the Tenant shall claim them within six months of the date on which the Tenant vacated the Premises and

(d)

the Tenant shall indemnify the Landlord against any damage occasioned to the Premises and any actions claims proceedings costs expenses and demands made against the Landlord caused by or related to the presence of the property in or on the Premises

7.6	Compensation on Vacating

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises shall be excluded to the extent that the law allows

7.7	Loss or Damage

Save where any such matters arise from their wilful or negligent act or default the Landlord its servants agents visitors or licensees the Landlord shall not be liable or responsible to the Tenant or to any person at the Premises with the express or implied consent of the Tenant for any loss injury damage nuisance annoyance or inconvenience which may be sustained by the Tenant or such person either personally or to their property including the Premises

7.8	Service of Notices
(a)

Any demand or notice required to be made given to or served on any party under this Lease shall be in writing and validly made given or served if addressed to such party and delivered personally or sent by pre-paid registered or recorded delivery mail addressed (in the case of a company) to its registered office or (whether a company or individual) its last known address, and in the case of notices served on the Tenant, marked for the attention of the Company Secretary

(b)

Any notice or document shall also be sufficiently served if sent by any means of electronic transmission other than facsimile transmission to the party to be served and that service shall be deemed to be made on the day of transmission if transmitted before 4.00 p.m. on a Business Day but otherwise on the next following Business Day

(c)

For so long as BMI Healthcare Limited (No. 2164270) is the Tenant of this Lease, a notice served on the Tenant by electronic transmission shall be by means of e-mail to company.secretary@bmihealthcare.co.uk or such other e-mail address as is otherwise specified by the Tenant by notice in writing to the Landlord

(d)

For so long as [Name of MPT entity] is the Landlord of this Lease, a notice served on the Landlord by electronic transmission shall be by means of e-mail to david@duggins.co or such other e-mail address as is otherwise specified by the Landlord by notice in writing to the Tenant

7.9	Value Added Tax
(a)

Save as the context requires or as otherwise stated (but subject to the provisions of clause 7.9(e)) all references to payments made in this Lease are references to such payments exclusive of Value Added Tax chargeable in respect of the supply of goods or services for which the payment is consideration and insofar as such payments fall to be made under this Lease the amount of such Value Added Tax shall be paid in addition thereto

(b)

Without prejudice to and save as mentioned earlier in this clause 7.9 (but subject to the provisions of clause 7.9(e)) where any supply is made pursuant to this Lease the recipient of the supply shall pay to the supplier at the same time as any other consideration for such supply the amount of any Value Added Tax chargeable in respect thereof

(c)

Where any payment is required to be made pursuant to this Lease to reimburse the payee for any expenditure incurred by the payee such payment shall include an amount equal to any Value Added Tax comprised in that expenditure which is not recoverable by the payee as input tax under section 25 of the Value Added Tax Act 1994

(d)	Where any taxable supply is made pursuant to this Lease the maker of such supply shall provide a valid VAT invoice in respect thereof
(e)	The Landlord warrants and undertakes to the Tenant that:
(i)

neither it nor any relevant associate (to be construed in accordance with paragraph 3 of Schedule 10 to the Value Added Tax Act 1994) of it has exercised the option to tax for the purposes of Schedule 10 to the Value Added Tax Act 1994 in relation to the Premises and neither it nor any relevant group member (to be construed in accordance with paragraph 21 of Schedule 10 to the Value Added Tax Act 1994) has made a real estate election for the purposes of paragraph 21 of Schedule 10 to the Value Added Tax Act 1994; and

(ii)

neither it nor any relevant associate (to be construed in accordance with paragraph 3 of Schedule 10 to the Value Added Tax Act 1994) will exercise the option to tax for the purposes of Schedule 10 to the Value Added Tax Act of 1994 in relation to the Premises and neither it nor any relevant group member (to be construed in accordance with paragraph 21 of Schedule 10 to the Value Added Tax Act 1994) will make a real estate election for the purposes of paragraph 21 of Schedule 10 to the Value Added Tax Act 1994, and neither it, such relevant associate or such relevant group member will take any equivalent action having effect under any legislation which is the successor to Schedule 10 to the Value Added Tax Act 1994 unless:

(A)	it is required by law to do so or

(B)	the Tenant has agreed in writing in advance that it may do so
(f)

Any reference in this Lease to any person shall in relation to VAT (where appropriate and unless the context otherwise requires) be construed at any time when such person is treated as a member of a VAT group for the purposes of sections 43 to 43D of the Value Added Tax Act 1994 to include a reference to the representative member of such group at such time

(g)

Any reference in this Lease to any person shall in relation to VAT (where appropriate and unless the context otherwise requires) be construed at any time when the grant of an interest in right over or licence to occupy the Premises would if or when made by that person be treated pursuant to paragraph 8 of Schedule 10 to the Value Added Tax Act 1994 as having been made by any other person to include a reference to such other person (the term "the grant of an interest in right over or licence to occupy" has the same meaning as for the purposes of the said paragraph 8 of the said Schedule 10)

7.10	Proper Law and Jurisdiction
(a)	This Lease (including an non-contractual obligations arising out of, or in connection with, this Lease) shall be governed by and construed in accordance with English law
(b)

Each of the parties to this Lease irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit action or proceedings and/or to settle any disputes which may arise out of or in connection with this Lease and for these purposes each party irrevocably submits to the jurisdiction of the courts of England

7.11	Exclusion of the Landlord and Tenant Act 1954
(a)	In relation to the tenancy created by this Lease:
(i)	the Landlord served on the Tenant a notice dated 27 July 2006 complying with requirements of section 38A(3) of the Landlord and Tenant Act
(ii)

the Tenant or a person duly authorised by the Tenant made a statutory declaration (the "Statutory Declaration") complying with the requirements of schedule 2 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

(b)	Where the Statutory Declaration was made by a person other than the Tenant the Tenant confirms that the declarant was duly authorised to make the Statutory Declaration on the Tenant's behalf
(c)	The Landlord and the Tenant agree that the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act shall be excluded in relation to the tenancy created by this Lease
7.12	Landlord and Tenant (Covenants) Act 1995

This Lease is a "new tenancy" as that expression is defined in the Landlord and Tenant (Covenants) Act 1995

7.13	Invalidity

If at any time any one or more provisions of this Lease is or becomes invalid illegal or unenforceable in any respect under any law the validity legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby

8.	CONFIDENTIALITY

The Landlord and the Tenant each covenant and agree to keep all Confidential Information confidential and no party shall disclose any Confidential Information to any person, except

8.1	the Landlord shall be permitted to disclose Confidential Information:
(a)	with the prior written approval of the Tenant;
(b)	to its Affiliates and its and their Representatives;
(c)	to its direct and indirect shareholders and their respective Affiliates and Representatives;
(d)	to its prospective investors in relation to or in connection with any private placement or public offering of a member of the MPT Group’s securities in each case described in clauses 8.1(a) to 8.1(d) above, provided that any person to whom the Confidential Information is to be disclosed is informed of its confidential nature and agrees to keep it confidential before that disclosure;

8.2	the Landlord shall be permitted to disclose Confidential Information:
(a)

to its existing lenders and their agents and Advisers (including, in respect of the Landlord, the servicer) and any lenders and their agents and Advisers under any replacement debt financing sources, to the extent that such disclosure is necessary or desirable in connection with its relevant financing arrangements;

(b)

to third parties in connection with the potential sale or transfer of the Landlord’s interest in this Lease, or the sale (directly or indirectly) of the Landlord, provided that the third party has first signed a non-disclosure agreement with the Landlord which contains equivalent terms to the confidentiality undertakings contained in this Lease;

8.3	each party shall be permitted to disclose Confidential Information:
(a)	to a Tax Authority or to a professional Tax adviser where reasonably required in connection with the Tax affairs of the disclosing party (or its Affiliates);
(b)

if requested or required by law, any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body or the rules of any relevant stock exchange, provided that the party receiving such request will, to the extent practicable and legally permissible under the circumstances, and other than with respect to a request or requirement relating to routine audit or examination by a regulatory or self-regulatory authority, examiner or auditor:

(i)	provide the other parties with prompt written notice of such requirement(s);
(ii)	reasonably cooperate with the other parties and take into account the reasonable requests of the other parties in relation to the content of such disclosure;
(iii)

if the party is legally advised by counsel (which may be internal counsel) to disclose Confidential Information to any court, tribunal or government or regulatory body, use reasonable efforts to request assurances that the Confidential Information will be treated confidentially by the recipient

9.	THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Lease shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms

10.	LANDLORD’S OPTION TO PURCHASE THE TENANT’S ASSETS

The Tenant hereby grants the Landlord an option in the terms set out in Schedule 6 and the Landlord and the Tenant agree to comply with the provisions of Schedule 6

11.	FINANCIAL COVENANTS
11.1	In this Clause 11 the following words and expressions shall have the following meanings:
(a)

“Birmingham Lease” means the lease of both acute and rehabilitation facilities to be entered into between MPT Circle Birmingham S.A.R.L, Circle Birmingham Limited and Circle Holdings Plc in accordance with the Landlord Works Agreement for Underlease between MPT Circle Birmingham S.A.R.L, Circle Birmingham Limited, Circle Holdings Plc and MPT Operating Partnership L.P. dated 13 April 2017;

(b)

“Capitalised Maintenance Costs” means routine, non-major expenditures that are capitalised by the relevant Circle Group entity and would be capable of classification as either capital expenditure or income statement expense under UK Generally Accepted Accounting Principles applicable at the date of calculation. Such expenditures include exterior and interior painting and decorating, resurfacing building walls and floors, and similar types of expenditure applied to maintaining the appearance of the Premises. Such expenditure does not include any non-routine capital expenditure, major repairs or alterations, improvements or other expenditures related to plant and equipment or fixtures and fittings (e.g., power, heating and water systems, IT and communications, scanners and theatre / ward equipment etc) or capital expenditures relating to new developments or expansionary or growth capital items.

(c)

“Consolidated Fixed Charges” means, for any Relevant Period, for the Circle Group on a consolidated basis, an amount equal to the sum for such Relevant Period of (a) Rent Payments, plus, (b) Consolidated Interest Charges, plus (c) consolidated Capitalised Maintenance Costs incurred after the third anniversary of the EBITDAR Calculation Commencement Date, plus (d) Consolidated Funded Debt Payments but excluding Disregarded Items;

(d)	"Consolidated Interest Charges" means, for any Relevant Period, the aggregate of:
(i)	the interest (but not the capital) element of any payments in respect of any Finance Leases of members of the Circle Group payable in such Relevant Period; and
(ii)	accrued interest in respect of all debt facilities of the Circle Group payable in such Relevant Period,

after deducting any interest received in that Relevant Period by any member of the Circle Group on cash.

(e)	"Consolidated Funded Debt Payments" means, for any Relevant Period, the aggregate of:
(i)	the capital element of any payments in respect of any Finance Leases of members of the Circle Group payable in such Relevant Period; and

(ii)

all scheduled repayments (save for any final bullet payment) in respect of all debt facilities of the Circle Group payable in such Relevant Period excluding any amounts falling due under any overdraft, revolving facility or intra-group payments.

(f)	“Disregarded Items” means any items which would otherwise qualify for inclusion in the calculation of Consolidated Fixed Charges, but which arise in relation to:
(i)	The South Cheshire Private Hospital, Cheshire in respect of which the tenant is South Cheshire SPV Limited and for which the lease has Land Registry title number CH318155;
(ii)	Carrick Glen Hospital, Ayrshire in respect of which the tenant is BMI Healthcare Limited and for which the lease is registered in the Land Register of Scotland under title number AYR89430;
(iii)	The Sandringham Hospital, Norfolk in respect of which the tenant is BMI Healthcare Limited and for which the lease has Land Registry title number NK156178;
(iv)	Gisburne Park Hospital, Lancashire in respect of which the tenant is BMI Healthcare Limited and for which the lease has Land Registry title number LAN104242;
(v)

any premises from which operations have ceased (whether before or after the date of the Supplemental Deed) but not where such premises is held under a Related Lease and only for a period of 12 months from the date of the cessation of operations; and

(vi)	the Birmingham Lease in the period prior to "the third EBITDAR Calculation Commencement Date following the Initial EBITDAR Calculation Date" as described in clause 7.2(a)(iv) of the Birmingham Lease.
(g)	“EBITDAR Calculation Commencement Date” means the first EBITDAR Calculation Date immediately following the first anniversary of the date of the Supplemental Deed;
(h)	“EBITDAR Calculation Dates” means 31 March, 30 June, 30 September and 31 December in every year and EBITDAR Calculation Date means any of them;
(i)	“EBITDAR Rent” means in respect of any Relevant Period the Principal Rent;
(j)

"Exceptional Items" means any exceptional, one-off, non-trading, non-recurring or extraordinary items or any other items of an unusual or non-recurring nature which represent gains or losses including, but not limited to, historical and future costs incurred in connection with the closure of or ceasing of operations, costs incurred to achieve synergy savings and to integrate the businesses of the Tenant (at the date of the Supplemental Deed) and the Circle Group, and any costs incurred in relation to reorganisations, acquisitions, disposals and other business combinations, restructurings or strategic reviews.

(k)

"Finance Leases" means any lease or hire purchase agreement which in accordance with the accounting principles of the Circle Group is treated as a balance sheet liability (other than a lease or hire purchase contract which would in accordance with accounting principles in force prior to 1 January 2019, have been treated as an operating lease).

(l)	“Group EBITDAR” means consolidated earnings before interest taxes depreciation amortisation and rent, in each case of the Circle Group, but excluding any Exceptional Items;
(m)

“Portfolio EBITDAR” means consolidated earnings before interest taxes depreciation amortisation and rent, in each case of each entity which is a tenant of a Related Lease, but excluding any Exceptional Items;

(n)	“Portfolio Rent” means, in respect of any Relevant Period, the aggregate Principal Rents payable under all Related Leases;
(o)	“Relevant Period” means each period of 12 months ending on each EBITDAR Calculation Date; and
(p)

"Rent Payments" means, in respect of any Relevant Period, the aggregate of all amounts payable by any member of the Circle Group in connection with any lettings, licences or grants of other rights of use or occupation, including but not limited to (if applicable) each of the following amounts:

(i)	rent, licence fees and equivalent amounts payable;
(ii)

any other moneys payable in respect of occupation and/or usage of a property and any fixture and fitting on that property including any fixture or fitting on that property for display or advertisement, on licence or otherwise;

(iii)	any sum payable under any policy of insurance in respect of loss of rent or interest on rent;
(iv)

any sum payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, waiver, extension or release of any document under which a member of the Circle Group has a letting, licence or grant of other rights of or use or occupation;

(v)	any sum payable in respect of a breach of covenant or dilapidations under any lease;
(vi)	any sum payable by or distribution received or receivable from any guarantor of any occupational tenant under any lease;
(vii)

any contributions payable to any landlord by way of VAT or a contribution to (i) ground rent; (ii) insurance premia; (iii) the cost of an insurance valuation; (iv) a service or other charge; or (v) a reserve or sinking fund; and

(viii)	any interest payable on, and any damages, compensation or settlement payable in respect of, any sum referred to above.
(q)	“Tenant EBITDAR” means earnings before interest taxes depreciation amortisation and rent, in each case of the Tenant, but excluding any Exceptional Items.

Property Level EBITDAR Test

11.2

For the purpose of clause 7.1(a)(v) of the Lease only and clause 7.1(a)(vii) of the Reversionary Lease only and for no other purpose, including for the avoidance of doubt, not so as to create a covenant in respect of which clause 7.1(a) would otherwise apply the Tenant covenants to maintain on each EBITDAR Calculation Date that occurs after the EBITDAR Calculation Commencement Date a Tenant EBITDAR to EBITDAR Rent cover ratio of at least 1.1:1, calculated by reference to the Relevant Period.

Portfolio Level EBITDAR Test

11.3

If on any EBITDAR Calculation Date that occurs after the EBITDAR Calculation Commencement Date, the Portfolio EBITDAR to Portfolio Rent cover ratio falls below 1.1:1 calculated by reference to the Relevant Period, the Landlord shall be entitled to exercise its rights under Clause 7.1(a), subject always to the provisions of Clause 11.5.

Portfolio Level Consolidated Fixed Charges Test

11.4

If on any EBITDAR Calculation Date that occurs after the EBITDAR Calculation Commencement Date, the Group EBITDAR to Consolidated Fixed Charges cover ratio falls below 1.1:1 calculated by reference to the Relevant Period, the Landlord shall be entitled to exercise its rights under Clause 7.1(a) subject always to the provisions of Clause 11.5.

Equity Cure Rights

11.5	If:
(a)	the Portfolio EBITDAR to Portfolio Rent cover ratio falls below the level required by clause 11.3; or
(b)	the Group EBITDAR to Consolidated Fixed Charges cover ratio falls below the level required by clause 11.4; or
(c)	the Tenant is in breach of clause 11.2 for the purposes of clause 7.1(a)(v) of the Lease or clause 7.1(a)(vii) of the Reversionary Lease,

the Landlord shall be entitled to exercise its rights in clause 7.1(a) arising following any failure to comply with the relevant provisions of this clause provided always that the Landlord:

(d)	shall have notified the Tenant and any mortgagee of the Tenant of which the Landlord has prior written notice of its intention to exercise its rights in clause 7.1(a); and
(e)	shall have granted the Tenant a grace period of twenty five (25) Business Days from such notice to allow for a cure in accordance with clause 11.6.

For the avoidance of doubt, the Landlord shall have no right to and shall not be entitled to exercise its rights under clause 7.1(a) pursuant to the provisions of any of (1) clause 7.1(a)(v) of the Lease or clause 7.1(a)(vii) of the Reversionary Lease as regards breach of clause 11.2, (2) 11.3 and/or (3) 11.4, until it has served notice as required by clause 11.5(d) and allowed the grace period provided for in clause 11.5(e) and the Tenant has failed to comply with the relevant provisions of this clause within such grace period.

11.6

If Circle Health Holdings Limited receives new common or preferred equity (whether in the form of an increase in share capital or subordinated shareholder loans) (“Additional Equity”) the relevant cover ratio shall be recalculated, such recalculation giving effect to an increase of Tenant EBITDAR, Portfolio EBITDAR and/or Group EBITDAR (as applicable) by an amount equal to the Additional Equity:

(a)

for the relevant EBITDAR Calculation Date at which the breach of clause 11.2, 11.3 and/or 11.4 (as applicable) arose and on the following three EBITDAR Calculation Dates, if the Additional Equity is provided within twenty five (25) Business Days after the relevant written notice served by the Landlord in accordance with clause 11.5(d); or

(b)

for each of the four EBITDAR Calculation Dates immediately following the date the Additional Equity is provided, if the Additional Equity is provided in the three months before the EBITDAR Calculation Date at which the breach of clause 11.2, 11.3 and/or 11.4 (as applicable) arose, and if the cover ratio is then shown to be in compliance on each such EBITDAR Calculation Date no breach shall be deemed to have occurred.

11.7

If, following an equity cure in accordance with clause 11.6 (an "Equity Cure"), there is no breach of clause 11.2, 11.3 or 11.4 on any two consecutive EBITDAR Calculation Dates following the EBITDAR Calculation Date in respect of which the Additional Equity was first applied then the shares may be redeemed (in the case of Additional Equity provided through an increase in share capital) and/or the loan repaid (in the case of Additional Equity provided through a subordinated shareholder loan). Any earlier redemption or repayment shall cause a breach of clause 11.2, 11.3 and/or 11.4 (as applicable).

11.8

For the avoidance of doubt, an Equity Cure may only be made in connection with the failure to comply with the requirements of Clauses 11.2, 11.3 and 11.4, and no Equity Cure shall be available in connection with any other breach of this Lease.

11.9	Additional Equity may only be provided for the purposes of the Equity Cure:
(a)	a total of ten times during the aggregate term of the Lease and the Reversionary Lease; and
(b)	in respect of two consecutive EBITDAR Calculation Dates.

Information Provision

11.10

The Tenant covenants with the Landlord to provide (or procure the provision) to the Landlord such information relating to the calculation of Tenant EBITDAR, Portfolio EBITDAR, Group EBITDAR and Consolidated Fixed Charges as the Landlord may reasonably request in connection with its review of Tenant EBITDAR, Portfolio EBITDAR, Group EBITDAR and/or Consolidated Fixed Charges, including (if the Landlord so requires) certification by an independent accountant appointed for such purposes by and at the cost of the Landlord.

Permitted Assignment

11.11	The provisions of Clause 11 will no longer apply following any Permitted Assignment to an entity which is not a member of the Circle Group.

IN WITNESS whereof this Lease has been executed as a deed on the date first above written

Schedule 1
Particulars of Matters to which the Premises are Subject and have the benefit of

All and any wayleaves licences tenancies and other occupational arrangements entered into with medical practitioners and other occupiers granted or entered into by the Landlord or its predecessors in title and subsisting as at the date of this Lease

Schedule 2
Rent Review Provisions

1.	In this Schedule 2 the following expressions have the following meanings:

A means the figure shown in the Index for the month preceding the previous Review Date (or in respect of the first Review Date the month of December 2019 and where paragraph 9.2 of this Schedule 2 applies as such figure may be determined in accordance with paragraph 9.2 of this Schedule 2;

B means the figure shown in the Index for the month preceding the relevant Review Date and where paragraph 9.2 of this Schedule 2 applies as such figure may be determined in accordance with paragraph 9.2 of this Schedule 2;

Base Rent means the Reviewed Rent immediately preceding the relevant Review Date (ignoring any suspension of the whole or any part of the Reviewed Rent) and which, for the purposes of the first Review Date, will be the Initial Rent;

Deferred Rent means the amount calculated in accordance with paragraph 2 of this Schedule 2;

Index means the Retail Price Index All Items (or the Consumer Price Index if the Tenant exercises the option set out in paragraph 9.1 of this Schedule 2) as such Retail Price Index All Items or Consumer Price Index (as the case may be) is published by the Office for National Statistics or any successor ministry or department;

Indexed Rent means the annual rent calculated by multiplying the Base Rent by B and dividing that by A;

Initial Rent means £[Property details];

Principal Rent means: (i) from and including 8 January 2020 to and including 30 October 2021, the Initial Rent; and (i) from and including 31 October 2021, an amount equal to the Reviewed Rent plus the Deferred Rent;

Reviewed Rent means from and including each Review Date the amount calculated in accordance with paragraph 3.2 of this Schedule 2 and where paragraph 9.2 of this Schedule 2 applies as such Reviewed Rent may be determined in accordance with paragraph 9.2 of this Schedule 2, and

Review Date means 31 October 2021 and thereafter each anniversary of such date.

2.	Deferred Rent is to be calculated on the following basis:
2.1	D = (W – X)/28

where

D:Deferred Rent,

W:the Initial Rent multiplied by Z and divided by Y, Provided that:

(i)

if this calculation produces a figure which shall be less than one hundred and two per cent (102%) of the Initial Rent then W shall be one hundred and two per cent (102%) of the Initial Rent unless the period of indexation on any given occasion is more or less than one year whereupon the 102% figure will be either increased or decreased (as appropriate) on a pro rata basis when undertaking the foregoing collar calculation; and

(ii)

if this calculation produces a figure which shall be more than one hundred and five per cent (105%) of the Initial Rent then W shall be one hundred and five per cent (105%) of the Initial Rent unless the period of indexation on any given occasion is more or less than one year whereupon the 105% figure will be either increased or decreased (as appropriate) on a pro rata basis when undertaking the foregoing cap calculation.

X:the Initial Rent,

Y:	the figure shown in the Index for the month of December 2019,

Z:the figure shown in the Index for the month of September 2020,

3.	Rent reviews are to take place on the following basis:
3.1	The Reviewed Rent shall be reviewed on each and every Review Date.
3.2	The Reviewed Rent from each Review Date shall be the Indexed Rent Provided that:
(a)

if the calculation set out in the definition of Indexed Rent produces a figure which shall be less than one hundred and two per cent (102%) of the applicable Base Rent then the Indexed Rent shall be one hundred and two per cent (102%) of the applicable Base Rent unless the period of indexation on any given occasion is more or less than one year whereupon the 102% figure will be either increased or decreased (as appropriate) on a pro rata basis when undertaking the foregoing collar calculation; and

(b)

if the calculation set out in the definition of Indexed Rent produces a figure which shall be more than one hundred and five per cent (105%) of the applicable Base Rent then the Indexed Rent shall be one hundred and five per cent (105%) of the applicable Base Rent unless the period of indexation on any given occasion is more or less than one year whereupon the 105% figure will be either increased or decreased (as appropriate) on a pro rata basis when undertaking the foregoing cap calculation.

4.	Changes to the Index and Disputes
4.1

If the basis for the calculation of the Index is changed and any method of reconciliation between the new and the old figures are officially published that method will be used for the purpose of assessing the Deferred Rent and the Reviewed Rent under this Schedule 2.

4.2

If the Index ceases to exist then the parties will agree upon an alternative index for determining the rent review being as similar as possible to the Index and then the substituted index will be used in place of the Index for the purpose of assessing the Deferred Rent and the Reviewed Rent under this Schedule 2.

4.3	If there is a dispute between the parties by reason of failure to agree upon:
(a)	any change in the methods used to complete or compile the Index;
(b)	an alternative method of assessing the Deferred Rent or the Reviewed Rent because the Index ceases to exist;

(c)	the amount of the Deferred Rent or the Reviewed Rent; or
(d)	the construction or effect of this Schedule 2

then such dispute is to be submitted to a single arbitrator by whose decision the parties to this Lease are to be bound who is to be appointed by the parties jointly or if they do not agree on the appointment by the President for the time being of the Royal Institution of Chartered Surveyors (at the request of either party) and the arbitration is to be conducted under the Arbitration Act 1996.

4.4

If the Reviewed Rent has not been agreed or determined by the arbitrator before the relevant Review Date (including if such non-agreement or non-determination is as a result of the Supplemental Deed not being completed prior to the Review Date):

(a)	the Tenant will continue to pay the Reviewed Rent at the rate applicable immediately prior to the relevant Review Date; and
(b)	when the new Reviewed Rent is ascertained the Tenant will pay within ten (10) Business Days after the date of ascertainment:
(i)

any difference between the Reviewed Rent payable before the relevant Review Date and the new Reviewed Rent for the period from and including the relevant Review Date to the Payment Day next following the date of ascertainment (the Shortfall); and

(ii)

interest at the rate of 3% below the Interest Rate on the amount of the Shortfall such interest to be payable from the date the relevant proportion of the Shortfall would have fallen due had the new Reviewed Rent been agreed or determined up to the date of payment.

5.	Memorandum

When the Reviewed Rent and the Deferred Rent are agreed or determined the Landlord and the Tenant will exchange signed memoranda recording the Reviewed Rent and the Deferred Rent.

6.	Intermediate Rent Review

If at any Review Date there is a statutory restriction on the Landlord's right to calculate the Deferred Rent or review the Reviewed Rent then upon the ending or removal of such restriction the Landlord may within one year thereafter give to the Tenant not less than one (1) months’ notice requiring calculation of the Deferred Rent and/or an additional rent review upon the succeeding Payment Day which Payment Day will for the purposes of this Lease be a Review Date.

7.	Timing

Time is not of the essence in relation to this Schedule 2.

8.	Deferred Rent Shortfall

If this Lease is determined prior to the expiry of its contractual term then, within 10 Business Days of such determination the Tenant shall pay to the Landlord an amount equal to 28 times the Deferred Rent payable pursuant to this Lease less the aggregate of all Deferred Rents actually paid by the Tenant pursuant to this Lease prior to the date of determination. The provisions of this paragraph 8 shall survive any determination of this Lease.

9.	Tenant option to switch Index
9.1

The Tenant shall have an option (“the CPI Option”) exercisable at any time by giving at least three months’ advance written notice to the Landlord and to replace the Retail Price Index All Items with the Consumer Price Index as the Index with effect from the next occurring Review Date under the Lease (“the CPI Start Date”).

9.2

In the event that the CPI Option is exercised by the Tenant then for the year commencing on the CPI Start Date and every year thereafter under the Lease the relevant figures in the Consumer Price Index will be used when determining A and B and when calculating the Reviewed Rent in accordance with paragraph 3.2 of this Schedule 2.

Schedule 3
Authorised Guarantee Agreement

THIS AUTHORISED GUARANTEE AGREEMENT is made on                                 200

BETWEEN:

(A)	[(No.) whose registered office is at]	[of]	(the "Assigning Tenant")

(B)	[(No.) whose registered office is at]	[of]	(the "Landlord") [and

(C)	[(No.) whose registered office is at]	[of]	(the "Assigning Tenant's Guarantor")]

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this agreement the following words and expressions have the following meanings:

"Assignee" means

"Assignment" means the assignment by the Assigning Tenant to the Assignee of the Lease

"Authorised Guarantee Period" means the period from and including the date of the Assignment until the date (if any) when the Lease is assigned by the Assignee to a third party or (if such Assignment is an excluded Assignment within the meaning of section 11(1) of the Landlord and Tenant (Covenants) Act 1995) until the next Assignment of the Lease which is not an excluded Assignment

"Landlord" means [insert name of Landlord] and includes the party in whom the reversion immediately expectant on the determination of the Term (as that expression is defined in the Lease) is for the time being vested

"Lease" means [insert details of Lease] and includes all or any deeds and documents made pursuant to or supplemental to that lease whether or not expressed to be so

1.2	Interpretation
(a)	Expressions used but not defined in this agreement have the meanings given to them in the Lease
(b)

At any time when the Assigning Tenant or the Landlord comprises two or more parties such expressions shall include all or either of any such parties and obligations expressed or implied to be made by or with any of them shall be deemed to be made by or with such parties jointly and severally

2.	RECITALS
2.1	The reversion immediately expectant on the determination of the Term is vested in the Landlord
2.2	The Term is vested in the Assigning Tenant who wishes to enter into the Assignment

2.3	The Landlord is willing to consent to the Assignment on condition that the Assigning Tenant enters into this agreement as required by clause 4.11 of the Lease
3.	COVENANT AND INDEMNITY BY ASSIGNING TENANT
3.1	In consideration of the Landlord consenting to the Assignment the Assigning Tenant covenants with the Landlord that:
(a)

the Assignee (failing whom the Assigning Tenant) will at all times during the Authorised Guarantee Period duly perform and observe all the covenants on the part of the Tenant contained in the Lease (including without limitation the payment of the Rents and all other sums payable under the Lease) in the manner and at the times specified in the Lease and

(b)

it will indemnify and keep indemnified the Landlord against all proper claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising out of any default by the Assignee in the performance and observance of any of its obligations under the Lease

4.	NATURE OF ASSIGNING TENANT'S OBLIGATIONS
4.1	The obligations of the Assigning Tenant hereunder are primary obligations
4.2	The Assigning Tenant is jointly and severally liable with the Assignee for the fulfilment of all the obligations of the Assignee as Tenant under the Lease
4.3

Notwithstanding any legal limitation disability or incapacity on or of the Assignee or any other fact or circumstance whether known to the Landlord or not the Landlord may proceed against and recover from the Assigning Tenant as if the Assigning Tenant was named as the Tenant in the Lease

4.4	The Landlord shall not be obliged to make any demand on the Assignee before enforcing its rights against the Assigning Tenant hereunder
5.	WAIVER BY ASSIGNING TENANT

The obligations of the Assigning Tenant hereunder are to constitute a continuing security in addition to and without prejudice to any other rights which the Landlord may have and the Assigning Tenant hereby waives any right to require the Landlord to proceed against the Assignee or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Assigning Tenant

6.	POSTPONEMENT OF CLAIMS BY ASSIGNING TENANT AGAINST ASSIGNEE
6.1

Unless otherwise agreed by the Landlord the Assigning Tenant will not claim or accept any payment or property in any liquidation bankruptcy composition or arrangement of the Assignee pari passu or in priority to the Landlord nor seek to recover (whether directly or by way of set-off lien counterclaim or otherwise) any money or other property nor exercise any other right or remedy whatsoever in respect of any sum which may be or become due to the Assigning Tenant from the Assignee nor exercise any rights of subrogation or indemnity against the Assignee until in each such case all the Assigning Tenant's obligations hereunder have been performed and discharged in full

6.2

The Assigning Tenant will as soon as reasonably practicable pay to the Landlord an amount equal to any set-off in fact exercised by it and will promptly pay or transfer to the Landlord any payment or distribution or benefit in fact received by it notwithstanding the terms of clause 6.1 above

6.3

Until the Assigning Tenant's obligations hereunder have been performed the Assigning Tenant agrees that it will exercise any rights of subrogation against the Assignee and any rights to prove in a liquidation of the Assignee which it may have in accordance with the directions of the Landlord

7.	POSTPONEMENT OF PARTICIPATION BY ASSIGNING TENANT IN SECURITY

The Assigning Tenant confirms it has not taken and undertakes it will not take from the Assignee any security in connection with its obligations hereunder and declares that any security so taken shall be held on trust for the Landlord and further the Assigning Tenant agrees that it shall not be entitled to participate in any security held by the Landlord in respect of the Assignee's obligations to the Landlord under the Lease nor to stand in the place of the Landlord in respect of any such security until all the obligations of the Assignee or the Assigning Tenant to the Landlord under or in relation to the Lease have been performed or discharged in full

8.	NO RELEASE OF ASSIGNING TENANT

None of the following nor any combination thereof shall release determine discharge or in any way lessen or affect the liability of the Assigning Tenant hereunder or otherwise prejudice or affect the right of the Landlord to recover from the Assigning Tenant to the full extent of its obligations hereunder:

8.1

any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the Rents or other amounts payable under the Lease by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee as Tenant under the Lease

8.2	any lawful refusal by the Landlord to accept Rents tendered by or on behalf of the Assignee
8.3	any extension of time given by the Landlord to the Assignee
8.4

the transfer of the Landlord's reversion or (subject to section 18 of the Landlord and Tenant (Covenants) Act 1995) any variation of the terms of the Lease (including any reviews of the Principal Rent) or (save as to the part surrendered) the surrender of any part thereof

8.5	the release of any person for the time being jointly or severally liable for the Assignee's obligations or liable as surety for the Assignee's obligations
8.6

any change in the constitution structure or powers of any of the Assignee the Assigning Tenant or the Landlord or the liquidation administration or bankruptcy (as the case may be) of any of the Assignee the Assigning Tenant or the Landlord

8.7

any legal limitation or any immunity disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord or the Assignee may be outside or in excess of the powers of the Assignee or the Assigning Tenant

8.8	the taking variation compromise renewal release or refusal or neglect to perfect or enforce any rights remedies or securities against the Assignee or any other person
8.9	any disclaimer of this Lease by a liquidator or trustee in bankruptcy or similar officer appointed to or in respect of the Tenant and have such power
8.10

any other act omission matter or thing whatsoever whereby but for this provision the Assigning Tenant would be exonerated or released either wholly or in part (other than a release by deed given by the Landlord)

9.	DISCLAIMER OF LEASE
9.1	The Assigning Tenant undertakes to the Landlord that:
(a)	if a liquidator or trustee in bankruptcy or similar officer having such power shall disclaim or surrender the Lease or
(b)	if the Assignee shall cease to have legal existence

then the Assigning Tenant shall if the Landlord by notice in writing given to the Assigning Tenant within three months after such disclaimer or other event occurs so requires accept from and execute and deliver to the Landlord a counterpart of a new lease of the Premises for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term (as specified in the Lease) such new lease to be at the cost of the Assigning Tenant and to be at the same rents and subject to the same covenants conditions and provisions as are contained in the Lease

9.2

If the Lease is disclaimed and for any reason the Landlord does not require the Assigning Tenant to accept a new lease of the Premises in accordance with this clause 9 the Landlord shall be entitled to require that the Assigning Tenant pays to the Landlord on demand an amount equal to the Rents for the period commencing with the date of such disclaimer and ending on whichever is the earlier of:

(a)	the date three months after such disclaimer and
(b)	the date (if any) upon which the Premises are re-let
10.	CUMULATIVE POWERS AND AVOIDANCE OF PAYMENTS
10.1

The powers conferred on the Landlord hereunder are cumulative without prejudice to its powers under the general law and may be exercised as often as the Landlord thinks appropriate The Landlord may in connection with the exercise of its powers join or concur with any person in any transaction scheme or arrangement whatsoever

10.2

If the Landlord reasonably considers that any amount paid by the Assigning Tenant hereunder is capable of being avoided or set aside on the liquidation or administration of the Assigning Tenant or otherwise then for the purposes of this agreement (save in relation to any liability for payment of interest hereunder or under the Lease) such amount shall not be considered to have been paid

10.3

Any settlement or discharge between the Landlord and the Assignee and/or the Assigning Tenant shall be conditional upon no security or payment to the Landlord by the Assignee or the Assigning Tenant or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy insolvency or liquidation for the time being in force and accordingly (but without limiting the Landlord's other rights hereunder) the Landlord shall be entitled to recover from the Assigning Tenant the value (not exceeding the amount for which the Assignment Tenant would otherwise have been liable hereunder) which the Landlord has placed upon such security or the amount of any such payment as if such settlement or discharge had not occurred

11.	BENEFIT OF GUARANTEE
11.1

The covenants undertakings and agreements of the Assigning Tenant hereunder shall enure for the benefit of the successors and assigns of the Landlord to the Lease without the necessity for any Assignment thereof to such successors and assigns

11.2

Without prejudice to clause 11.1 above the Landlord may Assign the benefit of the provisions of the Lease and the covenants undertakings and agreements of the Assigning Tenant hereunder to any third party and the Assigning Tenant shall join in such documents as may be necessary to effect such Assignment

12.	INTEREST ON LATE PAYMENT

The Assigning Tenant will pay Interest on all sums payable by it to the Landlord hereunder (save to the extent that interest has already been included in the sum payable to the Landlord pursuant to this agreement)

13.	COSTS AND EXPENSES

The Assigning Tenant will indemnify the Landlord against all the Landlord's reasonable and proper legal and other costs losses charges and expenses (on a full indemnity basis) arising in connection with any modification amendment release and/or enforcement or attempted enforcement of or preservation of the Landlord's rights under this agreement (but not so as to pay any such amounts under this provision as well as under the provisions of its Lease)

14.	SET-OFF

Save as required by law all payments to be made by the Assigning Tenant hereunder will be made in full without any deduction for any set-off or counterclaim the Assigning Tenant may have against the Landlord

15.	WAIVER

No delay or omission by the Landlord in exercising any right power or privilege hereunder shall impair such right power or privilege or be construed as a waiver of such right power or privilege

16.	INVALIDITY

If at any time any one or more provisions of this agreement is or becomes invalid illegal or unenforceable in any respect under any law the validity legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby

17.	SUB-GUARANTEE
17.1	Sub-Guarantee
(a)	In consideration of the Landlord giving its consent to the Assignment, the Assigning Tenant’s Guarantor:
(i)

irrevocably and unconditionally guarantees to the Landlord that the Assigning Tenant shall duly and punctually comply with all obligations on the part of the Assigning Tenant contained in this agreement; and

(ii)

covenants with the Landlord that in any case of default by the Assigning Tenant, the Assigning Tenant’s Guarantor shall comply with the obligations referred to in clause 17.1(a)(i) above and shall, on demand, make good to the Landlord on a full indemnity basis all losses, costs, damages and expenses caused to the Landlord by such default

(b)	The Assigning Tenant’s Guarantor’s liability under this agreement shall be as principal debtor and not merely as surety

(c)	The provisions of clause 8 of this agreement shall apply to this clause 17 as if they were set out in full in this clause 17 except that in their application to this clause 17, references in clause 8:
(i)	to the Assigning Tenant shall be read as references to the Assigning Tenant’s Guarantor; and
(ii)	to the Assignee shall be read as references to the Assigning Tenant
17.2	Supplemental documents
(a)

Clause 17.2(b) applies where the Assigning Tenant enters (or may be required by the Landlord to enter) into any document supplemental to the Lease for the purpose of consenting to the Assignee entering into such document and confirming that (subject to section 18 of the Landlord and Tenant (Covenants) Act 1995) all the obligations of the Assigning Tenant under this authorised guarantee agreement will remain in full force and effect

(b)

The Assigning Tenant’s Guarantor shall enter into such supplemental document for the purpose of confirming that (subject to section 18 of the Landlord and Tenant (Covenants) Act 1995) its obligations under this sub-guarantee will remain in full force and effect

17.3	Obligation to join in new lease accepted by the Assigning Tenant

If the Assigning Tenant takes a new lease pursuant to clause 9 of this agreement (such new lease being on the terms referred to in clause 9) the Assigning Tenant’s Guarantor shall enter into that new lease as guarantor. The Assigning Tenant’s Guarantor shall execute and deliver the counterpart of that new lease to the Landlord within one month of the Landlord having required the Assigning Tenant to take the new lease

17.4	Obligation to take new lease
(a)	The Assigning Tenant’s Guarantor shall take a new lease of the Premises from the Landlord if required to do so by the Landlord within the relevant time period:
(i)	if the Assigning Tenant (having been required to do so pursuant to clause 9 of this agreement) fails to take the new lease within the time limit stated in clause 9 of this agreement; or
(ii)	if the liability of the Assignee under the Lease is disclaimed and the Landlord has not required the Assigning Tenant to take a new lease pursuant to clause 9 of this agreement,

and the relevant time period in relation to clause (i) above is 14 months after the Landlord has received notice of the disclaimer of the Assignee referred to in clause 9 of this agreement, and in relation to clause (ii) above is 12 months after the Landlord has received at notice

(b)

If the Assigning Tenant’s Guarantor is required to accept a new lease as tenant, the new lease will be on the terms mentioned in clause 9 of this agreement (except that it will have no provision for a guarantor to be party to it) and the Assigning Tenant’s Guarantor shall execute and deliver a counterpart of the new lease to the Landlord within one month of the Landlord having required the Assigning Tenant’s Guarantor to take such new lease

(c)

The Assigning Tenant’s Guarantor shall pay to the Landlord on demand all legal and other costs and expenses (on an indemnity basis) and a sum equal to VAT on them which may be payable in connection with the grant of a new lease pursuant to clause 17.4 of this agreement

IN WITNESS whereof this agreement has been executed as a deed on the date first above written

[Execution clauses to be added as required]

Schedule 4
Reporting Information

1.	Definitions

In this schedule the following expressions shall have the following meanings:

“Capital Expenditure” means expenditure incurred by the Tenant on an arm’s length basis to maintain, upgrade, acquire or replace the buildings, fixtures, fittings and equipment at the Premises and which is:

(a)

treated as tangible fixed assets or intangible fixed assets that are integral to a relevant tangible fixed asset in the Tenant’s audited financial statements for that Financial Year prepared in compliance with:

(i)	for so long as BMI Healthcare Limited (No. 2164270) is the Tenant of this Lease, Relevant GAAP;
(ii)	otherwise, the Tenant’s prevailing accounting principles at the time; or
(b)

an investment in a subsidiary, associate or joint venture of the Tenant to the extent that the subsidiary, associate or joint venture owns assets which would have been treated as tangible fixed assets or intangible fixed assets in the Tenant’s audited financial statements had they been acquired directly.

“CQC” means (as the case may be):

(a)	the Care Quality Commission or any successor body regulating the Premises in England;
(b)	Healthcare Inspectorate Wales or any successor body regulating the Premises in Wales; or
(c)	Healthcare Improvement Scotland or any successor body regulating the Premises in Scotland

“EBIT” means, for any Relevant Period, the consolidated profits of the Tenant from ordinary activities carried on, at or in respect of the Premises (without double counting):

(a)

before deducting any interest, commission, fees, discounts, prepayment fees, premiums or charges, other similar finance payments and other amounts due under any hedging agreements which relates to any of the foregoing in respect of that Relevant Period, in each case, of the Tenant calculated on a consolidated basis;

(b)	before deducting any amount of Tax on profits, gains or income paid or payable by the Tenant;
(c)

after deducting (to the extent included) any accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other similar finance payments owing to the Tenant and before adding any amounts paid or payable to the Tenant under any hedging agreement which relates to any of the foregoing;

(d)	excluding any items (positive or negative) of a one-off, non-recurring extraordinary or exceptional nature;

(e)

after deducting (to the extent otherwise included) any gain over book value arising in favour of the Tenant in connection with the disposal of any asset (not being a disposal made in the ordinary course of trading) during that Relevant Period and any gain arising on any revaluation of any asset during that Relevant Period;

(f)

after adding back (to the extent otherwise deducted) any loss against book value incurred by the Tenant in connection with the disposal of any asset (not being any disposals made in the ordinary course of trading) during that Relevant Period or any loss arising on any revaluation of any asset during that Relevant Period;

(g)	after adding back (to the extent otherwise deducted) acquisition and restructuring and similar costs;
(h)

after adding back (to the extent otherwise deducted) any amount attributed to rent in respect of the Premises for accounting purposes to the extent greater than rent payable in respect of the Premises during the Relevant Period or, as the case may be, after deducting (to the extent otherwise included) any amount of rent payable in respect of the Premises during the Relevant Period to the extent greater than the amount attributed to rent in respect of the Premises for accounting purposes; and

(i)

after adding back (to the extent otherwise deducted) any fees, costs or charges of a non-recurring nature related to any equity offering, investments, joint ventures, acquisitions or borrowings permitted under the Tenant’s loan or debt facilities (whether or not successful);

provided that each of paragraphs (a) to (i) shall be determined by reference to the ordinary activities carried on, at or in respect of the Premises.

“EBITDA” means, in respect of any Relevant Period, EBIT for that Relevant Period plus:

(a)	any amount attributable to the amortisation or depreciation; and
(b)

any amount attributable to the impairment of assets of the tenant at the Premises (or, as applicable, deducting any amount attributable to the reversal of any previous impairment charge made) to the extent not already added back in determining EBIT for that Relevant Period.

“EBITDAR” means, in respect of any Relevant Period, EBITDA plus Rent

“Financial Year” means the annual accounting period of the Tenant

“Quarter” means each period of three months ending on 31 March, 30 June, 30 September and 31 December in any year or, if the Tenant’s Financial Year does not start or end on one of those dates, such dates as the Tenant notifies to the Landlord to accord with its Financial Year

“Rent” means, in respect of any Relevant Period, the aggregate of all amounts payable by the Tenant in connection with the letting, licence or grant of other rights of or use or occupation of the Premises, including (if applicable) each of the following amounts:

(a)	rent (including the Rents), licence fees and equivalent amounts payable;
(b)

any other moneys payable in respect of occupation and/or usage of a relevant property and any fixture and fitting on that property including any fixture or fitting on that property for display or advertisement, on licence or otherwise;

(c)	any sum payable under any policy of insurance in respect of loss of rent or interest on rent;

(d)

any sum payable, or the value of any consideration given, for the grant, surrender, amendment, supplement, waiver, extension or release of any document under which the Tenant has a letting, licence or grant of other rights of or use or occupation of any part of the Premises (a “Lease Document”);

(e)	any sum payable in respect of a breach of covenant or dilapidations under any Lease Document;
(f)	any sum payable by or distribution received or receivable from any guarantor of any occupational tenant under any Lease Document;
(g)

any contributions payable by the Tenant to any applicable landlord by way of VAT or a contribution to (i) ground rent; (ii) insurance premia; (iii) the cost of an insurance valuation; (iv) a service or other charge; or (v) a reserve or sinking fund; and

(h)	any interest payable on, and any damages, compensation or settlement payable in respect of, any sum referred to above

“Relevant GAAP” means in respect of the Tenant, UK Generally Accepted Accounting Principles (FRS 101), as reported in the audited financial statements for the Financial Year ending on 31 March 2018

“Relevant Period” means each period of four consecutive Quarters ending on the last day of each Quarter

“Revenue” means, in respect of a twelve month period, the net revenue, sales or turnover of the Tenant for that twelve month period as shown in the Tenant’s audited consolidated financial statement (if applicable) or management accounts for that period.

2.	Quarterly information

The Tenant shall provide to the Landlord, as soon as the same become available, but in any event within 45 days after the end of each Quarter, the following information in respect of the business operated and/or managed at the premises for the preceding twelve months:

2.1	Revenue
2.2	the CQC rating for any hospital operated at the Premises
2.3	EBITDAR
2.4	details of any Capital Expenditure, broken down by:
(a)	Facilities, including refurbishment
(b)	Medical equipment, including diagnostics
(c)	Information technology
(d)	Other
2.5	notification of the following details in respect of each underletting at the Premises notified to the Landlord during that Quarter
(a)	the rent payable (including details of any rent free period)

(b)	the term of the underlease
(c)	the part(s) of the Premises which are underlet
(d)	the identity of the undertenant
2.6	For so long as [Name of MPT entity] is the Landlord:
(a)

Details of any litigation affecting the buildings at the Premises in excess of £250,000 (and, for the avoidance of doubt, not including any clinical matters, or any details the provision of which would breach the Tenant’s legal or regulatory duties or obligations) provided that the Tenant shall not be obliged to report such litigation if the Tenant reasonably considers that its business or operations would be materially adversely affected if details of the relevant litigation were made public

(b)	Details of any compulsory purchase proposals for that Quarter affecting the Premises in excess of £50,000
(c)

Details of any insurance claims in respect of any buildings at the Premises in excess of £250,000 (and, for the avoidance of doubt, not including any clinical matters, or any details the provision of which would breach the Tenant’s legal or regulatory duties or obligations) provided that the Tenant shall not be obliged to report such insurance claim if the Tenant reasonably considers that its business or operations would be materially adversely affected if details of the relevant insurance claim were made public

2.7	quarter and year to date statements of operations as compared to previous year periods
3.	Monthly information

The Tenant shall provide to the Landlord, as soon as the same becomes available, but in any event within 45 days after the end of each calendar month, a monthly statement of operations, balance sheet and cash flow in respect of the Tenant.

4.	Year End information

The Tenant shall provide to the Landlord:

(a)

as soon as the same become available after the end of Tenant’s financial year-end, draft annual financial statements of (a) the Tenant’s ultimate parent company and (b) any guarantor to this lease; and

(b)

as soon as the same become available, but in any event within 270 days after the end of Tenant’s financial year-end, audited financial statements of (a) the Tenant’s ultimate parent company and (b) any guarantor to this lease.

5.	CQC notifications

The Tenant shall notify the Landlord in writing as soon as reasonably practicable (and in any event within two Business Days) after the termination or suspension or invalidation of any CQC licence and/or certificate necessary for the operation of the Premises as a hospital (except where such termination relates only to some services carried out at the Premises and was requested by the Tenant for business reasons)

6.	Warranties

The Tenant warrants to the Landlord on each date that the Tenant delivers the financial and other operating information referred to in this schedule to the Landlord pursuant to this schedule that such information:

6.1	is, where relevant, properly extracted from the Tenant’s up to date books and records which form the basis of the Tenant’s audited financial statements;
6.2	is not misleading in any material respect;
6.3	in the case of any financial information, is prepared using UK generally accepted accounting principles consistently applied;
6.4

in the case of unaudited financial information, fairly represents in all material respects, taking into account that it was prepared for internal management purposes, the results of operations for the period to which the information relates; and

6.5	in the case of audited financial information, gives a true and fair view of its financial condition and results of operations for the period to which the Reporting Information relates and the Landlord acknowledges and agrees that it shall have no rights or remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently and whether oral or written, express or implied) in respect of any information provided by the Tenant except as expressly set out in this paragraph 6 (provided that nothing in this paragraph 6 shall limit or exclude any liability for fraud).

Schedule 5
Approved Works Covenants

1.	Definitions

In this schedule:

“Approved Works” means the variations alterations and/or additions to the Premises permitted by the Lease

“CDM Regulations” means the Construction (Design and Management) Regulations 2015

“Consents” means all necessary permissions, licences and approvals for the Approved Works under the Planning Acts, the building and fire regulations, and any other statute, bye law or regulation of any competent authority and under any covenants or provisions affecting the Premises and as otherwise properly required from owners, tenants or occupiers or any adjoining premises

2.	Approved Works Covenants
2.1	Before starting the Approved Works the Tenant must:
(a)	obtain any Consents that are required before they are begun;
(b)	fulfil any conditions in the Consents required to be fulfilled before they are begun;
(c)	where relevant comply with its obligations in clause 4.13(g); and
(d)	provide the Landlord with any information relating to the Approved Works properly required by its insurers
2.2	If it starts the Approved Works, the Tenant must carry out and complete them;
(a)	diligently and expeditiously, and in any event before the expiry or sooner determination of the Term (except where the Reversionary Lease is subsisting at the relevant time);
(b)	in a good and workmanlike manner and with good quality materials;
(c)

in compliance with the Consents (where relevant) and all applicable legislation (including the Planning Acts) and with the requirements of the insurers of the Premises and (where applicable) of any competent authority or utility provider;

(d)	with as little interference as reasonably practicable to the owners and occupiers of any adjoining premises; and
(e)	in compliance, to the extent applicable, with the CDM Regulations
2.3	The Tenant must make good as soon as reasonably practicable any physical damage caused by carrying out the Approved Works
2.4

The Tenant must permit the Landlord and its employees or agents to enter the Premises on no less than 7 Business Days prior written notice and during reasonable times to inspect the progress of the Approved Works and in doing so the Tenant shall be entitled to accompany the Landlord to enter in a manner which does not interfere with the exercise of this covenant to permit entry

2.5	As soon as reasonably practicable following completion of the Approved Works the Tenant must:

(a)	obtain any Consents that are required on their completion;
(b)	remove all debris and equipment used in carrying out the Approved Works;
(c)

permit the Landlord and its employees or agents to enter the Premises on no less than 7 Business Days prior written notice and during reasonable times to inspect the completed Approved Works and in doing so the Tenant shall be entitled to accompany the Landlord to enter in a manner which does not interfere with exercise of this covenant to permit entry

2.6	If the CDM Regulations apply to the Approved Works, the Tenant must:
(a)

comply with them and use reasonable endeavours to ensure that any person involved in the management, design, and construction of the Approved Works complies with their respective obligations under the CDM Regulations;

(b)	if the Landlord would be treated as a client for the purposes of the CDM Regulations, agree to be treated as the only client in respect of the Approved Works; and
(c)

promptly following completion of the Approved Works provide the Landlord with a copy of any health and safety file relating to the Approved Works and deliver the original file to the Landlord at the expiry or sooner determination of the Term (except where the Reversionary Lease is subsisting at the relevant time)

2.7	If the Approved Works invalidate an existing EPC or require the commissioning of an EPC, the Tenant must:
(a)	obtain an EPC from an assessor approved by the Landlord (acting reasonably) and give the Landlord written details of the unique reference number for that EPC; or
(b)	pay the Landlord’s reasonable costs of obtaining an EPC
3.	No warranty relating to Approved Works
3.1	The Landlord gives no express or implied warranty (and the Tenant acknowledges that the Tenant must satisfy itself):
(a)	as to the suitability, safety, adequacy or quality of the design or method of construction of any Approved Works;
(b)	that any Approved Works may lawfully be carried out; or

that any of the services supplying the Premises will either have sufficient capacity for or otherwise not be adversely affected by any Approved Works

Schedule 6
Landlord’s call option

1.	Definitions

In this schedule the following expressions shall have the following meanings:

“Asset Price” means the net book value (as determined in accordance with Relevant GAAP) of a Relevant Asset as stated on the Call Option Asset Register

“Call Option” means the option granted by the Tenant to the Landlord by paragraph 4.1 (Landlord’s Call Option)

“Call Option Asset Register” Means (i) the list of assets as at 31 December 2018 delivered by the Tenant to the Landlord on 31 January 2019 and (ii) any replacement list of assets delivered to the Landlord in accordance with paragraph 3 of this Schedule

“Call Option Assets” means all of the Tenant’s right title and interest in all chattels, equipment, fittings and moveable contents situate in or at the Premises or used exclusively in connection with the permitted user of the Premises (including any replacements or substitutions for or additions thereto during the Term whether acquired in accordance with any obligations of the Tenant in relation to capital expenditure from any other person or with any contributions in respect of capital expenditure or otherwise but excluding any such assets that have been acquired by the Landlord pursuant to this schedule and any Call Option Assets disposed of or transferred in accordance with paragraph 4.11 (Assignment)

“Completion Date” means the date specified in the Option Notice for completion of the transfer of the Relevant Assets in accordance with paragraph 4.2(b)

“Lease Termination Event” means any of the events set out in clause 7.1(a) (Re-entry)

“Option Notice” Means a notice referred to in paragraph 4.2 (Exercise of Call Option)

“Option Price” means the consideration payable for the Relevant Assets as determined in accordance with paragraph 4.3 (Option Price)

“Relevant Assets” means those Call Option Assets specified in an Option Notice delivered in accordance with paragraph 4.2 (Exercise of Call Option), which may be a generic description such as “all of the Call Option Assets”

“Relevant GAAP” means UK Generally Accepted Accounting Principles (FRS 101), as reported in the audited financial statements for the Tenant’s financial year ending on 31 March 2018

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body

“Tenant Group” means the parent company of the Tenant for the time being and each of its Subsidiaries for the time being

“Transferee” means the Landlord or such other person as the Landlord directs in the Option Notice to whom the Relevant Assets are to be transferred pursuant to this schedule

2.	Interpretation

For the purposes of this Schedule 6 only, a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

3.	Delivery of call option asset register

The Tenant shall provide to the Landlord a Call Option Asset Register on 31 January 2019 in respect of the Tenant’s assets as at 31 December 2018.  Thereafter, the Tenant shall provide to the Landlord the Call Option Asset Register (as at 30 September) on 31 October in each year.

4.	Option To Purchase Call Option Assets
4.1	Landlord’s Call Option

The Tenant hereby grants to the Landlord an option to purchase the Call Option Assets (or any part of the Call Option Assets) on the terms set out below

4.2	Exercise of Call Option
(a)	The Call Option may be exercised by notice in writing by the Landlord to the Tenant in substantiality the form of the Option Notice at Schedule 7, within three months after:
(i)	the Landlord has exercised its right of re-entry under the terms of the Lease and has forfeited this Lease as a result of any of the Lease Termination Events having occurred; or
(ii)

the end or sooner determination of the Term for whatever reason (unless (i) the Reversionary Lease is subsisting at the relevant time and (ii) the Term has not determined or ended as a result of the Landlord exercising its right of re-entry pursuant to clause 7.1)

(b)

The Option Notice shall specify the Relevant Assets and the Transferee and state the date for completion of the transfer of the Relevant Assets, being not less than 30 days after the date of the Option Notice

4.3	Option Price

The price payable for the Relevant Assets shall be:

(a)

in the case of any Relevant Assets acquired by the Tenant after the date of this Lease, provided the Relevant Asset and its net book value (as determined in accordance with Relevant GAAP) is stated on the Call Option Asset Register most recently delivered to the Landlord prior to its exercise of the Call Option, the Asset Price; and

(b)	in the case of all other Relevant Assets (including Relevant Assets owned by the Tenant on or prior to the date of this Lease), the sum of £1.00 only
4.4	No Security Interests
(a)	The Tenant covenants that it will not create incur or permit to subsist any security interest on any of the Call Option Assets to secure any liability whether actual or contingent
(b)	Sub-paragraph (a) above does not apply to:
(i)	any lien arising by operation of law or in the ordinary course of the Tenant’s business (including retention of title arrangements) securing amounts not more than 30 days overdue;
(ii)

any security interest arising as a consequence of any finance or capital lease the outstanding principal amount of which does not exceed £50,000,000 (or its equivalent) at any time in aggregate applicable to all members of the Tenant Group or such other amount permitted under the terms of the Tenant Group Loan Agreement;

(iii)	any security interest created in favour of the Landlord; and
(iv)

any security interest granted in favour of the lenders and other finance parties which ranks in priority behind any security granted in favour of the Landlord under the terms of an intercreditor agreement in form and substance satisfactory to the Landlord

4.5	Sale free of encumbrances

The Tenant covenants that the Relevant Assets shall be sold subject to paragraph 4.4(b) free from all liens charges and encumbrances (but subject in the case of any Relevant Assets held under a lease or contract for hire to the terms of those agreements) and with all rights attached thereto at the date of the exercise of the Call Option

4.6	Completion
(a)	Completion of the transfer of the Relevant Assets shall take place on the Completion Date
(b)

The Tenant covenants to complete the transfer of the Relevant Assets to the Transferee on the Completion Date (subject to payment of the Option Price being made by the Landlord (or on its behalf) to the Tenant as it directs on the Completion Date) and the Tenant covenants that it will on the Completion Date:

(i)	cause to be delivered or made available to the Transferee at such reasonable location as the Transferee shall specify:
(A)	such documents as the Transferee may reasonably require to complete the transfer to it of the Relevant Assets together with all deeds and documents of title relating thereto; and
(B)	possession of all the Relevant Assets which are capable of passing by delivery; and

(ii)	will use reasonable endeavours to provide all manuals, service records and other associated documents in respect of the Relevant Assets provided that such items are:
(A)	within the Tenant’s possession and control; and
(B)	are readily available on the Completion Date
(c)

Subject to payment of the Option Price being made by the Landlord (or on its behalf) to the Tenant as it directs on the Completion Date, beneficial ownership and risk in respect of the Relevant Assets shall pass to the Transferee on the Completion Date.  In respect of any Relevant Assets not delivered or formally transferred, novated or assigned to the Transferee on the Completion Date, the Tenant shall thereafter be trustee for the Transferee until they are so delivered and the Tenant covenants that is shall deal with those Relevant Assets in such manner

(d)

To the extent that the Relevant Assets comprise the benefits of contracts which cannot effectively be assigned to the Transferee except by the agreements of novation or by consents to assignment the Landlord and the Tenant covenant that:

(i)

the Landlord shall (and shall procure that any other Transferee shall) and the Tenant shall cooperate to take all reasonable steps to procure the novation of the said contracts or to obtain the necessary consents; and

(ii)

unless or until each of the said contracts has been novated or assigned the Tenant shall hold the benefit thereof upon trust for the Transferee and where the Landlord is the Transferee it shall, and where the Landlord is not the Transferee, the Landlord shall procure that the Transferee shall, on behalf of the Tenant (at the Transferee’s expense) perform all the obligations of the Tenant thereunder arising after the Completion Date and the Landlord shall indemnify the Tenant against all liability (and all costs reasonably incurred by the Tenant in connection therewith) which may be incurred by the Tenant as a result of any act neglect or default on the part of the Landlord and (if it is not the Landlord) the Transferee after the Completion Date to perform or comply with any such obligation of the Tenant

4.7	Further Assurance

The Tenant covenants that it shall with all due diligence execute such other documents and take such other steps as may reasonably be required by the Landlord to vest the title to the Relevant Assets in the Transferee and to give effect to the Call Option

4.8	No Removal

The Tenant covenants that:

(a)

save as permitted pursuant to paragraph 4.11 of this Schedule, for the period during which the Call Option is exercisable it will not remove, without the consent of the Landlord, any of the Call Option Assets; and

(b)	following exercise of the Call Option and prior to the Completion Date, it will not remove, without the consent of the Landlord, any of the Relevant Assets,

from the Premises

4.9	Indemnity

The Transferee shall not be liable for any indebtedness of the Tenant outstanding as at the Completion Date or any breach of contract, negligence, breach of duty or other breach of circumstance giving rise to liability to any third party which is attributable to any act, neglect or default of the Tenant and the Tenant covenants that it shall indemnify the Transferee against any liability which the Transferee may incur in respect of or in connection with any such indebtedness or as a result of any such act neglect or default (and all costs reasonably incurred by the Transferee in connection therewith)

4.10	Power of Attorney
(a)

In order to secure the Landlord’s interest in the Call Option Assets the Tenant has entered into a security power of attorney dated on or around the date of the Deed of Variation which shall be irrevocable until six months after the end of the Term and the Landlord undertakes to the Tenant not to exercise its power of attorney unless the Call Option has been exercised

(b)

In the event of an assignment of or any other dealing with the interest of a Landlord under a Lease, the Landlord for the time being shall be entitled to require from the Tenant, and the Tenant covenants that it shall, enter into a Security Power of Attorney in favour of the Landlord and the mortgagee of the Landlord

(c)

In the event of an assignment of the interest of the Tenant under this Lease, the Landlord for the time being shall be entitled to require from the proposed assignee that it shall enter into a Security Power of Attorney in favour of the Landlord and any other persons holding a superior interest in the Premises or this Lease including any superior landlord and the mortgagee of the Landlord or any superior landlord

4.11	Assignment

The Tenant shall not transfer or otherwise dispose of or part with possession of any of the Call Option Assets save for:

(a)	a transfer to a proposed assignee pursuant to any assignment of this Lease as permitted pursuant to clause 4.11 (Dealings)
(b)	a sale in the ordinary course of business of the Tenant operated at the Premises; or
(c)	a disposal or sale of obsolete assets which have outlasted their useful life and which are no longer required for the efficient operation of its business
4.12	Option Notice not to prejudice rights

The service of an Option Notice by the Landlord shall be without prejudice to the other rights and remedies available to the Landlord, whether under this Lease or otherwise, any other right to determine this Lease which is available to the Landlord and any liability of any party in relation to any earlier breach

4.13	Term of Call Option

This Call Option shall remain in full force and effect for the entire period of the Term and for a period of 3 months after the expiry of the Term.  This Call Option shall, for the avoidance of doubt, survive any termination, forfeiture or expiry of this Lease.

5.	VAT

The Option Price and all other sums payable by the Landlord to the Tenant pursuant to this schedule are exclusive of VAT.  Where under or pursuant to this schedule the Tenant makes a supply to any Landlord for VAT purposes and the Tenant or any member of the Tenant Group is required to account for VAT in respect of that supply each Landlord shall be subject to the receipt of a valid VAT invoice pay to the Tenant an amount equal to such VAT in addition to any other consideration for that supply.

6.	Non-Merger

On the exercise of the Call Option by the Landlord, the provisions of this schedule shall not merge with the transfer of the Relevant Assets to the Transferee but shall continue in full force and effect to the extent that anything remains to be performed or observed under it.

7.	Invalidity Of Certain Provisions

If any term of this schedule or the application of such term to any person or circumstances shall to any extent be invalid or unenforceable, the same shall be severable and the remainder of this schedule or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected by such invalidity or unenforceability and each term and provision of this schedule shall be valid and be enforced to the fullest extent permitted by law.

Schedule 7
Call Option Notice

To:	[Name and address of Tenant or successor in title] (the “Tenant”)

BY HAND

BY RECORDED DELIVERY POST

IMPORTANT TIME CRITICAL NOTICE

1.

We refer to Schedule 6 of the lease dated 31 July 2006 (as amended, varied and/or supplemented from time to time) between (1) the Landlord and (2) the Tenant (the “Lease”) in respect of the Call Option Assets situated in the property known as land and buildings at [Property details] (the “Property”).

2.

We, [name and address, and (where appropriate) company registration no. of Landlord], as “Landlord” under the Lease, give notice to you of our exercise of the Call Option referred to in Schedule 6 of the Lease in respect of [all of the Call Option Assets][those of the Call Option Assets set out in the attached schedule] (the “Relevant Assets”).

3.	The date of completion for the transfer of the Relevant Assets shall be [__________].
4.	The “Transferee” in relation to the Relevant Assets shall be [the Landlord/[-]].

Dated [__]

Director/Company Secretary and on behalf of

[name of Landlord]

Schedule 8
Security Power of Attorney

THIS POWER OF ATTORNEY is made onby [___] Limited (“the Appointer”) whose registered office is at [__].

1.

The Appointer hereby irrecoverably appoints by way of security any director from time to time (the “Attorney”) of [__] Limited (registered number [__]) whose registered office is at [__] (the “Company”) to be the true and lawful attorney of the Appointer for the purpose only of transferring or selling in accordance with Schedule 6 of the lease dated 31st day of July 2006 and made between (1) [Name of MPT entity] and (2) BMI Healthcare Limited as varied by a deed of variation dated 31 March 2008 (the “Lease”) relating to the property at [Property details] (the “Premises”) to the Company (or as the Attorney directs) all the Appointor’s right title and interest in all or any of the equipment contents and other assets and choses in action situate in or at the Premises or used exclusively in connection with or otherwise referable to the Premises (the “Appointer’s Assets”) to sign on behalf of the Appointor any document required to be executed by the Appointor (and if necessary seal and deliver the same as a deed) to give effect to such sale or transfer and to execute any other documents and to all acts things that are in the opinion of the Attorney or the Company necessary or expedient to the said documents and the intention thereto.

2.

The Appointor hereby undertakes to ratify and confirm whatever the Attorney shall lawfully do or cause to be done by virtue of this Power of Attorney and to indemnify them and the Company and keep them indemnified against all costs and expenses properly incurred by him pursuant to this Power of Attorney.

3.	The Appointor HEREBY DECLARES that this Power of Attorney shall be irrevocable until the earliest of:
(a)	the date falling 6 months after the end of the term of the Lease;
(b)	the date on which the Appointor grants a further Power of Attorney in the terms of this Power of Attorney to such other person or persons as the Attorney shall direct; and
(c)

the date on which the Appointor having obtained all consents necessary under the Lease assigns all its interest in the Appointor’s Assets to such other person who shall have granted to the Attorney or such other person as the Attorney directs a power of attorney in accordance with paragraph 4.10 (Power of Attorney) of Schedule 6 of the Lease (as amended from time to time) and made between, amongst others, the Appointor and the Attorney.

4.	This Power of Attorney shall be governed and construed in accordance with English law.

Schedule 9
Schedule of rent payments between 31 October 2018 and 30 October 2019

Rent payment (£[Property details])
For the period 31 October 2018 to 30 January 2019
On 15 November 2018:	£[Property details]
On the date of the Deed of Variation:	£[Property details]
On 15 December 2018:	£[Property details]
For the period 31 January 2019 to 29 April 2019
On 8 January 2019:	£[Property details]
For the period 30 April 2019 to 30 July 2019
On 8 April 2019:	£[Property details]
For the period 31 July 2019 to 30 October 2019
On 8 July 2019:	£[Property details]

Executed as a deed by [Name of MPT entity] acting by two directors
Director

Director

Executed as a deed by BMI HEALTHCARE LIMITED acting by a director in the presence of a witness:
Director

Witness Signature:

Name:

Address:

Occupation:

Executed as a deed by CIRCLE HEALTH HOLDINGS LIMITED acting by a director in the presece of a witness:
Director

Witness Signature:

Name:

Address:

Occupation: